Exhibit 2.1







                         AGREEMENT AND PLAN OF MERGER



                                 BY AND AMONG



                               KU EDUCATION LLC,



                             KUE MERGER SUB INC.,



                      KINDERCARE LEARNING CENTERS, INC.,



                             KLC ASSOCIATES, L.P.,



                            KKR PARTNERS II, L.P.,



                TCW SPECIAL CREDITS FUND V - THE PRINCIPAL FUND



                                      AND



                               DAVID J. JOHNSON



                         DATED AS OF NOVEMBER 5, 2004

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                               TABLE OF CONTENTS


1.       Definitions.........................................................1


2.       Stock Purchase; Merger.............................................11

         (a)      Stock Purchase............................................11
         (b)      The Merger................................................11
         (c)      Effective Time............................................11
         (d)      Effect of the Merger......................................12
         (e)      Certificate of Incorporation; Bylaws......................12
         (f)      Directors and Officers....................................12

3.       Conversion of Securities; Merger Consideration.....................12

         (a)      Conversion of Securities..................................12
         (b)      Exchange of Certificates..................................14
         (c)      Dissenters' Rights........................................16
         (d)      Stock Transfer Books......................................17
         (e)      Stock Options.............................................17

4.       Closings; Escrow Accounts..........................................18

         (a)      Stock Purchase Closing....................................18
         (b)      Merger Closing............................................19
         (c)      Escrow Accounts...........................................19

5.       Representations and Warranties of Parent
           and Merger Sub...................................................20

         (a)      Organization of Parent and Merger Sub.....................20
         (b)      Authorization of Transaction..............................20
         (c)      Noncontravention..........................................21
         (d)      Required Filings and Consents.............................21
         (e)      Financing.................................................21
         (f)      Brokers...................................................21
         (g)      Company Common Stock......................................21
         (h)      Litigation................................................22
         (i)      Unregistered Equity.......................................22
         (j)      Disclaimer Regarding Projections..........................22
         (k)      No Other Representations..................................22

6.       Representations and Warranties of the Sellers......................22

         (a)      Organization..............................................22
         (b)      Authorization of Transaction..............................23
         (c)      Noncontravention..........................................23
         (d)      Ownership of the Purchased Shares.........................23
         (e)      No Other Representations..................................23

7.       Representations and Warranties Concerning the
           Company and its Subsidiaries.....................................24

         (a)      Organization, Qualification, and Corporate
                    Power...................................................24
         (b)      Capitalization............................................24
         (c)      Authorization of Transaction..............................25
         (d)      Noncontravention..........................................25
         (e)      Required Filings and Consents.............................26
         (f)      Title to Assets...........................................26
         (g)      Subsidiaries..............................................26
         (h)      Financial Statements......................................27
         (i)      SEC Filings...............................................27
         (j)      Events Subsequent to Most Recent Fiscal Year End..........27
         (k)      Undisclosed Liabilities...................................30
         (l)      Legal Compliance..........................................30
         (m)      Tax Matters...............................................30
         (n)      Real Property.............................................32
         (o)      Intellectual Property.....................................33
         (p)      Tangible Assets...........................................34
         (q)      Contracts.................................................34
         (r)      Insurance.................................................36
         (s)      Litigation................................................36
         (t)      Licenses, Permits, Grants and Authorizations..............36
         (u)      Employees.................................................37
         (v)      Employee Benefits.........................................39
         (w)      Environment, Health, and Safety...........................41
         (x)      Certain Business Relationships with the Company
                    and its Subsidiaries....................................44
         (y)      Brokers...................................................44
         (z)      No Other Representations..................................44

8.       Covenants..........................................................44

         (a)      General...................................................44
         (b)      Notices and Consents......................................46
         (c)      Operation of Business.....................................47
         (d)      Preservation of Business..................................49
         (e)      Access....................................................49
         (f)      Notice of Developments....................................50
         (g)      Confidentiality...........................................50
         (h)      Section 16 Approval.......................................50
         (i)      Exclusivity...............................................51
         (j)      Restrictive Covenants.....................................52
         (k)      Indemnification of Directors and Officers;
                    Insurance...............................................53
         (l)      Certain Labor Matters.....................................54
         (m)      Severance Benefits........................................55
         (n)      Employee Benefits.........................................56

9.       Conditions to Obligation to Close..................................57

         (a)      Conditions to Obligation of Parent and
                    Merger Sub..............................................57
         (b)      Conditions to Obligation of the Company and
                    the Sellers.............................................58

10.      Remedies for Breaches of this Agreement............................59

         (a)      Bring down and Survival of Representations
                   and Warranties...........................................59
         (b)      Indemnification Provisions................................60
         (c)      Matters Involving Third Parties...........................62
         (d)      Determination of Adverse Consequences.....................63
         (e)      Other Indemnification Provisions..........................65
         (f)      Escrow Fund Procedures....................................65
         (g)      Stockholders' Representative..............................67

11.      Termination........................................................73

         (a)      Termination of Agreement..................................73
         (b)      Certain Fees..............................................74
         (c)      Effect of Termination.....................................75

12.      Miscellaneous......................................................75

         (a)      Press Releases and Public Announcements...................75
         (b)      No Third-Party Beneficiaries..............................75
         (c)      Entire Agreement..........................................75
         (d)      Succession and Assignment.................................75
         (e)      Counterparts..............................................75
         (f)      Headings..................................................76
         (g)      Notices...................................................76
         (h)      Governing Law.............................................78
         (i)      Amendments and Waivers....................................79
         (j)      Severability..............................................79
         (k)      Expenses..................................................79
         (l)      Transfer Taxes............................................80
         (m)      Construction..............................................80
         (n)      Incorporation of Exhibits and Schedules...................80
         (o)      Specific Performance......................................80
         (p)      Jurisdiction; Attorneys' Fees; Waiver of Jury Trial.......81
         (q)      Computation of Time.......................................82
         (r)      Parent Guarantee of Merger Sub Obligations................82

Exhibit A - Form of Escrow Agreement
Exhibit B - FY05 Plan
Company Disclosure Schedule
Seller Disclosure Schedule

                         AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2004 (this "Agreement"), by and among KU Education LLC, a Delaware limited liability company ("Parent"), KUE Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), KinderCare Learning Centers, Inc., a Delaware corporation (the "Company"), KLC Associates, L.P., a Delaware limited partnership ("KLC"), KKR Partners II, L.P., a Delaware limited partnership ("KKR Partners" and, together with KLC, "KKR"), TCW Special Credits Fund V - The Principal Fund, a California limited partnership ("TCW"), and David J. Johnson, an individual ("Individual"). KKR, TCW and Individual are referred to herein collectively as the "Sellers." The Parent, the Merger Sub, the Company and the Sellers are sometimes referred to herein collectively as the "Parties" or individually as a "Party."

          WHEREAS, KKR owns an aggregate 15,657,894 shares (the "KKR Shares") of common stock, par value $.01 per share of the Company (the "Company Common Stock"), representing approximately 79.4% of the outstanding shares of Company Common Stock;

          WHEREAS, TCW owns 1,898,488 shares (the "TCW Shares") of Company Common Stock, representing approximately 9.6% of the outstanding shares of Company Common Stock;

          WHEREAS, Individual owns 315,790 shares (the "Individual Shares" and, together with the TCW Shares and the KKR Shares, the "Purchased Shares") of Company Common Stock, representing approximately 1.6% of the outstanding shares of Company Common Stock;

          WHEREAS, Merger Sub desires to purchase from the Sellers, and the Sellers desire to sell to Merger Sub, all of the Purchased Shares upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with Section 253 of the General Corporation Law of the State of Delaware (the "DGCL");

          WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub; and

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Definitions.

         "Actions" has the meaning set forth in ss.8(k)(i) below.

         "Adverse Consequences" means any and all losses, costs, settlement payments, awards, judgments, fines, penalties, damages and expenses (including reasonable attorneys' fees); provided, however, that Adverse Consequences: (i) shall not include any direct claims by Parent Indemnified Parties for punitive damages (for the sake of clarity, Parent Indemnified Parties may recover punitive damages actually payable by a Parent Indemnified Party under a Third Party Claim); (ii) may include consequential, incidental or special damages (collectively, "Special Damages") (A) so long as (x) the Special Damages were reasonably foreseeable and proximately caused by the events and circumstances giving rise to the Adverse Consequences and (y) the Parent Indemnified Parties used their reasonable best efforts to mitigate any such damages, but (B) shall exclude Special Damages to the extent they (x) are based on any loss in value of the Company and its Subsidiaries (including through the use of a multiple of any financial measure) or any increase in financing costs of the Company or
(y) represent lost profits for a period of any longer than one year; and (iii) exclude Taxes payable by an Indemnified Party as a result of any indemnification payment under this Agreement being treated by the relevant Tax authority as income.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "Aggregate Amount" has the meaning set forth in ss.3(a)(i)(A) below.

         "Aggregate Exercise Price" has the meaning set forth in ss.3(a)(i)(A) below.

         "Aggregate Exercise Proceeds" has the meaning set forth in ss.3(a)(i)(A) below.

         "Agreement" has the meaning set forth in the preface above.

         "Applicable Rate" means 6% per annum.

         "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Los Angeles, California.

         "Certificate of Merger" has the meaning set forth in ss.2(c) below.

         "Certificates" has the meaning set forth in ss.3(b)(ii) below.

         "Child Care Laws" means any federal, state or local statute, law, ordinance, executive order, regulation, rule, code, order, other requirement or rule of law applicable to the child care industry.

         "CMBS Loan" means the Loan Agreement, dated as of July 1, 2003, between KC Propco, LLC and Morgan Stanley Mortgage Capital Inc., as may be amended, modified or supplemented from time to time, together with the other agreements and instruments entered into in connection therewith.

         "Closing Date" has the meaning set forth in ss.4(a)(i) below.

         "Closings" has the meaning set forth in ss.4(b)(i) below.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the preface above.

         "Company Common Stock" has the meaning set forth in the preface above.

         "Company Disclosure Schedule" means the disclosure schedule delivered by the Company to Parent.

         "Company Preferred Stock" has the meaning set forth in ss.7(b) below.

         "Company Options" has the meaning set forth in ss.3(e)(i) below.

         "Company SEC Filings" has the meaning set forth in ss.7(i) below.

         "Company Stock Option Plans" has the meaning set forth in ss.3(e)(i) below.

         "Confidential Information" means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public.

         "Confidentiality Agreement" has the meaning set forth in ss.8(g) below.

         "Deductible Amount" has the meaning set forth in ss.10(b)(i)(B) below.

         "De Minimis Claim Size" has the meaning set forth in ss.10(b)(i)(B) below.

         "DGCL" has the meaning set forth in the preface above.

         "Dissenting Shares" has the meaning set forth in ss.3(c) below.

         "Dissenting Stockholders" has the meaning set forth in ss.3(a)(i)(A) below.

         "Distribution Date" has the meaning set forth in ss.10(f)(i) below.

         "Effective Time" has the meaning set forth in ss.2(c) below.

         "Employee Benefit Plan" means any "employee benefit plan" as defined in ERISA ss.3(3), including, without limitation, any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, fringe benefit, collective bargaining, vacation pay, company awards, salary continuation, sick leave, excess benefit, supplemental retirement, deferred compensation, bonus or other incentive compensation, stock purchase, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, under which any present or former employee of the Company or any of its Subsidiaries has any present or future right to benefits sponsored, contributed to or maintained by the Company or any of its Subsidiaries.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

         "Environmental Claim" has the meaning set forth in ss.7(w)(i)(A) below.

         "Environmental Laws" has the meaning set forth in ss.7(w)(i)(B) below.

         "Environmental Permits" has the meaning set forth in ss.7(w)(ii) below.

         "Equity Interest" means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any entity which is a member of a "controlled group of corporations" with, under "common control" with or a member of an "affiliated services group" with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

         "Escrow Agent" has the meaning set forth in ss.4(c) below.

         "Escrow Agreement" has the meaning set forth in ss.4(c) below.

         "Escrow Amount" has the meaning set forth in ss.3(a)(i)(B) below.

         "Escrow Claim Notice" has the meaning set forth in ss.10(f)(ii) below.

         "Escrow Fund" has the meaning set forth in ss.4(c) below.

         "Escrow Per Share Amount" has the meaning set forth in ss.3(a)(i)(B) below.

         "Excess Expenses" has the meaning set forth in ss.12(k) below.

         "Excluded Expenses" has the meaning set forth in ss.12(k) below.

         "Expense Fund Per Share Amount" has the meaning set forth in ss.3(a)(i)(B) below.

         "Financial Statements" has the meaning set forth in ss.7(h) below.

         "FIRPTA Certificate" means a certificate stating, under penalties of perjury, that such holder is not a "foreign person" within the meaning of
Section 1445(b)(2) of the Code and complying with the requirements of Treasury Regulation Section 1.1445-2.

         "FY05 Plan" means the capital expenditures and operating plan approved by the Board of Directors of the Company, as amended prior to the date hereof, and attached as Exhibit B.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Authority" means any federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, court, tribunal, arbitrator or arbitral body.

         "Governmental Permits" has the meaning specified in ss.7(t)(i).

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Materials" has the meaning set forth in ss.7(w)(i)(C) below.

         "Headquarters Plan" has the meaning set forth in ss.8(m) below.

         "In the Money" has the meaning set forth in ss.3(a)(i)(A) below.

         "Income Tax" means any Tax based upon, measured by, or calculated with respect to income or profits (including any capital gains Tax, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real or personal property, gross receipts, transfer Taxes or similar Taxes).

         "Indemnified D&O Liabilities" has the meaning set forth in ss.8(k)(i) below.

         "Indemnified Party" or "Indemnified Parties" has the meaning set forth in ss.10(b)(ii) below.

         "Indemnifying Party" or "Indemnifying Parties" has the meaning set forth in ss.10(b)(ii)(B) below.

         "Individual" has the meaning set forth in the preface above.

         "Individual Shares" has the meaning set forth in the preface above.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works (including curricula to the extent copyrightable), all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including related documentation) and (g) all other proprietary rights.

         "KKR" has the meaning set forth in the preface above.

         "KKR Partners" has the meaning set forth in the preface above.

         "KKR Shares" has the meaning set forth in the preface above.

         "KLC" has the meaning set forth in the preface above.

         "Knowledge of the Company" means the actual knowledge of any of the persons set forth in ss.1(a) of the Company Disclosure Schedule.

         "Knowledge of Parent" means the actual knowledge of any of the persons set forth in ss.1(a) of the Parent Disclosure Schedule.

         "Letter Agreement" means the letter agreement dated the date hereof executed by Parent, Merger Sub and the Company.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Leased Real Property" has the meaning set forth in ss.7(n)(ii) below.

         "Material Adverse Effect" means any change, event, development, condition or effect that (i) prevents the consummation of the Merger or the transactions contemplated hereby or (ii) is materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that "Material Adverse Effect" shall not include any change, event, development, condition or effect arising out of or attributable to (a) general economic conditions or events, circumstances, changes or effects affecting the securities or financial markets generally which do not disproportionately adversely affect the Company relative to other participants in the child care and child education industries, (b) changes arising from the consummation of the transactions and other events contemplated by this Agreement or the announcement or performance of this Agreement and (c) events, circumstances, changes or effects generally affecting the child care and child education industries in which the Company participates, which events, circumstances, changes or effects do not disproportionately adversely affect the Company relative to other participants in the child care and child education industries, (d) changes in laws or GAAP, or in the authoritative interpretations thereof, and (e) acts of war, hostilities, sabotage or terrorism or any escalation thereof.

         "Merger" has the meaning set forth in the preface above.

         "Merger Closing" has the meaning set forth in ss.4(b)(i) below.

         "Merger Consideration" has the meaning set forth in ss.3(a)(i)(A) below.

         "Merger Sub" has the meaning set forth in the preface above.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in ss.7(h) below.

         "Most Recent Fiscal Period End" has the meaning set forth in ss.7(h) below.

         "Most Recent Fiscal Year End" has the meaning set forth in ss.7(h) below.

         "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

         "Notice of Indemnification" has the meaning set forth in ss.10(c)(i) below.

         "Notice Period" has the meaning set forth in ss.10(c)(ii) below.

         "Option Escrow Amount" has the meaning set forth in ss.3(e)(ii).

         "Option Expense Fund Amount" has the meaning set forth in ss.3(e)(ii).

         "Option Payment" has the meaning set forth in ss.3(e)(i) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past practice.

         "Owned Real Property" has the meaning set forth in ss.7(n)(i) below.

         "Parent" has the meaning set forth in the preface above.

         "Parent Indemnified Party" or "Parent Indemnified Parties" has the meaning set forth in ss.10(b)(i)(B) below.

         "Parent Indemnifying Party" or "Parent Indemnifying Parties" has the meaning set forth in ss.10(b)(ii)(B) below.

         "Parent Indemnity Claim" has the meaning set forth in ss.10(g)(i) below.

         "Parties" has the meaning set forth in the preface above.


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

         "Party" has the meaning set forth in the preface above.

         "Paying Agent" has the meaning set forth in ss.3(b)(i) below.

         "Payment Fund" has the meaning set forth in ss.3(b)(i) below.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Per Share Purchase Price" has the meaning set forth in ss.3(a)(i)(A) below.

         "Permitted Investments" has the meaning set forth in ss.4(c) below.

         "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Purchase Proposal" means any inquiry, proposal or offer from any Person (other than Parent or its Affiliates) relating to, or that would reasonably be expected to lead to, any (a) merger, consolidation, business combination (including by way of share exchange or any similar transaction) or similar transaction involving the Company or any of its Subsidiaries, (b) direct or indirect sale, or other disposition, in one transaction or a series of transactions, by merger, consolidation, business combination, share exchange or similar transaction, of assets representing more than 50% of the consolidated assets of the Company and its Subsidiaries, (c) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 50% of the voting power of the Company or (d) transaction, including any tender offer or exchange offer, that if consummated would result in any Person or group beneficially owning more than 50% of the voting power of the Company or in which any Person or group shall acquire the right to acquire beneficial ownership of more than 50% of the outstanding voting power of the Company.

         "Purchase Proposal Consideration" means (A) in the case of any Purchase Proposal whereby the Person proposing such Purchase Proposal pays in cash, the aggregate cash purchase price, on a per share basis, for such Purchase Proposal, (B) in the case of a Purchase Proposal whereby the Person proposing such Purchase Proposal pays in such Person's stock or other consideration, the aggregate market value, on a per share basis, of such consideration as of the date the Purchase Proposal's definitive agreement or the Purchase Proposal's consummation is publicly announced, whichever is earlier and (C) in the case of a Purchase Proposal whereby the Person proposing such Purchase Proposal pays in such Person's stock or other consideration and cash, a combination of the foregoing (A) and (B).

         "Purchased Shares" has the meaning set forth in the preface above.

         "Real Property" has the meaning set forth in ss.7(n)(ii) below.

         "Release" has the meaning set forth in ss.7(w)(i)(D) below.


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

         "Reportable Event" has the meaning set forth in ERISA ss.4043.

         "Representative Expense Amount" has the meaning set forth in ss.3(a)(i)(B) below.

         "Representative Expense Fund" has the meaning set forth in ss.4(c) below.

         "Repurchase Payments" has the meaning set forth in ss.3(a)(i)(A) below.

         "Section 16" has the meaning set forth in ss.8(h) below.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, workmen's, repairmen's, warehousemen's, landlord's, carrier's and similar liens, including all statutory Security Interests arising in the Ordinary Course of Business for amounts not yet due and payable, and Security Interests imposed by law in the absence of any wrongful conduct by the owner of the property subject to such Security Interest, (b) Security Interests for Taxes and installments of special assessments arising in the Ordinary Course of Business for amounts not yet due and payable or delinquent or the validity of which are being contested in good faith subject to appropriate reserves for contested Taxes or assessments in accordance with GAAP, (c) Security Interests to secure capital lease obligations in place as of the date hereof or incurred hereafter to the extent the incurrence of such obligations does not violate this Agreement, (d) Security Interests incurred pursuant to equipment leases in the Ordinary Course of Business, (e) Security Interests incurred pursuant to actions of Parent, Merger Sub or their respective Affiliates, (f) Security Interests which do not materially interfere with the use or value of an asset, or (g) Security Interests set forth on ss.1(b) of the Company Disclosure Schedule.

         "Seller Disclosure Schedule" means the disclosure schedule delivered by the Sellers to Parent.

         "Sellers" has the meaning set forth in the preface above.

         "Severance Agreements" has the meaning set forth in ss.8(m) below.

         "Severance Policy" has the meaning set forth in ss.8(m) below.

         "Sharing Percentage" has the meaning set forth in ss.10(f)(i) below.

         "Stock Purchase" has the meaning set forth in ss.2(a)(i) below.

         "Stock Purchase Closing" has the meaning set forth in ss.4(a)(i) below.

         "Stock Sale Purchase Price" has the meaning set forth in ss.2(a)(i) below.

         "Stockholder" means each holder of Company Common Stock and each holder of any Company Option.

         "Stockholder Indemnified Party" or "Stockholder Indemnified Parties" has the meaning set forth in ss.10(b)(ii)(B) below.

         "Stockholder Indemnifying Party" or "Stockholder Indemnifying Parties" has the meaning set forth in ss.10(b)(i)(B) below.

         "Stockholders' Representative" has the meaning set forth in ss.10(g)(i) below.

         "Subsidiary" means any corporation, partnership or limited liability company with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other ownership interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers.

         "Superior Proposal" means a bona fide written Purchase Proposal which
(a) was unsolicited and did not result from a breach of ss.8(i)(i) of this Agreement, (b) would result in the Person proposing such Purchase Proposal or its stockholders owning ninety percent (90%) or more of the voting power of the entity surviving or resulting from such transaction or owning all or substantially all of the assets of Company, and (c) would be on terms which the Board of Directors of the Company in good faith concludes (following consultation with the Company's financial advisor and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the Purchase Proposal and the ability of such Person making such Purchase Proposal to consummate the transactions contemplated by such Purchase Proposal, would reasonably be expected to result in a transaction that is more favorable to the Company's stockholders than the transactions contemplated by this Agreement (including any binding revisions hereto proposed in writing by Parent in response to such proposal or otherwise).

         "Surviving Corporation" has the meaning set forth in ss.2(b) below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, business, occupancy or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Authority" shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, and subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TCW" has the meaning set forth in the preface above.

         "TCW Shares" has the meaning set forth in the preface above.

         "Third Party Claim" has the meaning set forth in ss.10(c)(i) below.

         "Total Option Escrow Amount" has the meaning set forth in ss.3(e)(ii) below.

         "Total Option Expense Fund Amount" has the meaning set forth in ss.3(e)(ii) below.

         "Transaction Claims" has the meaning set forth in ss.12(p)(i) below.

         "Transfer Consent" means the consents and approvals necessary under the terms of the CMBS Loan in connection with the transactions contemplated by this Agreement.

         "Transfer Taxes" has the meaning set forth in ss.12(l) below.

         "WARN Act" has the meaning set forth in ss.7(u)(xv) below.

          2.      Stock Purchase; Merger.

                  (a) Stock Purchase.

                      (i) Upon the terms and subject to the conditions
                  including (including those set forth in ss.9) of this Agreement, each Seller shall sell to Merger Sub, and Merger Sub shall purchase from each Seller, the number of Purchased Shares owned by each such Seller for a per share price equal to the Per Share Purchase Price (as defined in ss.3(a)), payable in cash (the "Stock Sale Purchase Price" and the transactions contemplated by this ss.2(a), the "Stock Purchase").

                      (ii) Notwithstanding the foregoing, on the Closing Date, and subject to and in accordance with the provisions of ss.8, Merger Sub shall pay to the Escrow Agent (as defined in ss.4(c)), for deposit into the Escrow Fund and the Representative Expense Fund, respectively, on behalf of each Seller, a portion of the Stock Sale Purchase Price otherwise payable to the Sellers under this ss.2 equal to the Escrow Per Share Amount and the Expense Fund Per Share Amount, respectively, for each Share so sold, which in each case shall be held by the Escrow Agent as nominee for the Sellers pursuant to ss.4(c).

                 (b) The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, immediately following the Stock Purchase Closing (as defined below) and in accordance with Section 253 of the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                 (c) Effective Time. Immediately following the Stock Purchase Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of

Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").


                 (d) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                 (e) Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and the bylaws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the bylaws of Merger Sub, each as in effect immediately prior to the Effective Time.

                 (f) Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation or resolution of the board of directors of the Surviving Corporation.

          3.      Conversion of Securities; Merger Consideration.

                 (a) Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                     (i)  Conversion Generally.

                          (A) Each share of Company Common Stock issued and
                  outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to ss.4(a)(ii) and any shares of Company Common Stock which are held by Stockholders exercising appraisal rights pursuant to Section 262 of the DGCL ("Dissenting Stockholders")), shall be converted, subject to ss.4(a)(iv), into the right to receive the Per Share Purchase Price in cash, payable to the holder thereof, without interest, and subject to ss.4(c) and ss.12(k) (the "Merger Consideration"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration therefor or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such shares of Company Common Stock as determined in accordance with Section 262 of the DGCL. Certificates previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration upon the surrender of such certificates in accordance with the provisions of ss.3(b), without interest. The "Per Share Purchase Price" shall equal the quotient of (i) the Aggregate Amount divided by(ii) the sum of (A) the number of outstanding shares of Company Common Stock as of immediately prior to the Effective Time and (B) the aggregate number of shares of Company Common Stock issuable pursuant to Company Options whether vested or unvested that are In the Money and outstanding immediately prior to cancellation in accordance with ss.3(e). The "Aggregate Amount" shall equal $550,300,000 (A) plus the Aggregate Exercise Price, (B) plus the Aggregate Exercise Proceeds, (C) minus the Excess Expenses (as defined in ss.12(k)) and (D) minus the aggregate amount paid by the Company or any Subsidiary of the Company to redeem or repurchase any Company Common Stock or Company Options, (excluding, for the avoidance of doubt, the transactions contemplated by ss.3(e)) between the date hereof and the Effective Time ("Repurchase Payments"). A Company Option is "In the Money" for purposes hereof if the exercise price per share of Company Common Stock issuable upon exercise of such Company Option is less than the Per Share Purchase Price. The "Aggregate Exercise Price" means the aggregate exercise price of all Company Options that are In the Money and outstanding immediately prior to cancellation in accordance with ss.3(e). The "Aggregate Exercise Proceeds" means the aggregate cash proceeds received by the Company from the exercise of Company Options during the period beginning on the date of this Agreement and ending on the Effective Time, excluding any cash proceeds from the exercise of Company Options by the persons listed on ss.3 of the Company Disclosure Schedule.

                          (B) Notwithstanding the foregoing, at the Effective
                  Time, and subject to and in accordance with the provisions of ss.ss.4 and 10, Parent shall pay to the Escrow Agent (as defined in ss.4(c)), for deposit into the Escrow Fund and the Representative Expense Fund, respectively, on behalf of each holder of shares of Company Common Stock, a portion of the Merger Consideration otherwise payable in respect of such Company Common Stock equal to the Escrow Per Share Amount and the Expense Fund Per Share Amount (as defined below), respectively, for each share of Company Common Stock, which in each case shall be held by the Escrow Agent as nominee for the holders of shares of Company Common Stock converted pursuant to ss.3(a). The "Escrow Per Share Amount" shall be equal to the quotient of (x) the Escrow Amount (as defined below) less the Total Option Escrow Amount (as defined in ss.3(e)) divided by (y) the aggregate number of shares of Company Common Stock outstanding as of the Closing Date. The "Expense Fund Per Share Amount" shall be equal to the quotient of (x), the Representative Expense Amount less the Total Option Expense Fund Amount, divided by (y) the aggregate number of shares of Company Common Stock outstanding as of the Closing Date. The "Escrow Amount" shall be $25,000,000. The "Representative Expense Amount" shall be $500,000 for out-of-pocket expenses incurred by the Stockholders' Representative in such capacity, and shall be increased from time to time by the amount of any interest, dividends, earnings and other income on such amount.

                        (ii) Cancellation of Certain Shares. Each share of
                Company Common Stock held by Parent, Merger Sub, any wholly owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                        (iii) Merger Sub. Each share of common stock, par
                value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                        (iv) Change in Shares. If, between the date of this
                Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted, if appropriate, to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                (b)     Exchange of Certificates.

                        (i) Paying Agent. Prior to the Effective Time, Parent
                shall deposit, or shall cause to be deposited, with a paying agent reasonably satisfactory to the Company and Parent (the "Paying Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with ss.2 and this ss.3, through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate Stock Sale Purchase Price as provided herein payable pursuant to ss.2(a) and the aggregate Merger Consideration as provided herein payable pursuant to ss.3(a) in exchange for outstanding shares of Company Common Stock less, in each case, the amount to be deposited with the Escrow Agent into the Escrow Account and Representative Expense Fund (such cash being hereinafter referred to as the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions from Parent given at the Effective Time, deliver the aggregate Stock Sale Purchase Price contemplated to be paid pursuant to ss.2(a) and the aggregate Merger Consideration contemplated to be paid pursuant to ss.3(a) out of the Payment Fund. The Payment Fund shall not be used for any other purpose. Any interest earned on the Payment Fund shall be for the account of and paid to the Parent.

                        (ii) Exchange Procedures. (A) At the Effective Time,
                Parent shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, including instructions for providing a FIRPTA Certificate; provided that the Company and Parent will, and will cause the Paying Agent to, make such letter of transmittal and instructions available at the Effective Time at the premises of the Company or such other location as the Company shall determine and facilitate the payment of Merger Consideration at the Effective Time to any holder of a Certificate or Certificates who is prepared as of that date to surrender its Certificates and deliver such documents. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate (less the amount, if any, of the applicable Merger Consideration to be deposited in the Escrow Fund and Representative Expense Fund pursuant to ss.4), after giving effect to any required withholdings, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this ss.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

                        (B) At the Stock Purchase Closing, Parent shall instruct the Paying Agent to deliver the Stock Sale Purchase Price to the Sellers pursuant to ss.4(a) (less the amount, if any, of the applicable Stock Sale Purchase Price to be deposited in the Escrow Fund and Representative Expense Fund pursuant to ss.4). No interest will be paid or accrued on any Stock Sale Purchase Price.

                        (iii) Further Rights in Company Common Stock. All
                Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. At and after the Effective Time, the holder of a Certificate

                (except Merger Sub) or of Dissenting Shares shall cease to have any rights as a holder of Company Common Stock, except for, in the case of a holder of a Certificate or a holder of Dissenting Shares to whom the penultimate sentence of ss.3(c) applies, the right to surrender Certificates in the manner prescribed by ss.3(b)(ii) in exchange for payment of the Merger Consideration, and in the case of a Dissenting Stockholder, the right to perfect the right to receive payment for his or her Dissenting Shares pursuant to Section 262 of the DGCL.

                        (iv) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for 18 months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this ss.3 shall thereafter look only to Parent for the Merger Consideration, without any interest thereon.

                        (v) No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar law.

                        (vi) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.

                        (vii) Withholding. Parent or the Paying Agent shall be
                entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to ss.3(b) to any holder of Certificates such amounts as Parent or the Paying Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment; provided, however, that no amount shall be deducted or withheld under Section 1445 of the Code withrespect to a holder who has provided a FIRPTA Certificate. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Paying Agent.

                c) Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the "fair value" of such holder's shares of Company Common Stock, as provided in Section 262 of the DGCL, such shares (the "Dissenting Shares") shall not be converted into or exchangeable for the right to receive the Merger Consideration except as provided in this ss.3(c), and the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such Dissenting Stockholder shall thereupon be treated as though such shares had been converted into the Merger Consideration pursuant to ss.3(a). Parent shall contribute or cause to be contributed to the Surviving Corporation funds sufficient from time to time to make all payments with respect to the Dissenting Shares.

                (d) Stock Transfer Books. At the close of business on the date of the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration.

                (e)     Stock Options.

                        (i) Prior to the Effective Time, the Company shall
                take all reasonable actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option to purchase Company Common Stock (the "Company Options") under any stock option plan of the Company, including the 1997 Stock Purchase and Option Plan for Key Employees of KinderCare Learning Centers, Inc. and Subsidiaries, the 2002 Stock Purchase and Option Plan for Key California Employees of KinderCare Learning Centers, Inc. and Subsidiaries (the "Company Stock Option Plans"), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding taxes required by applicable Law to be withheld) of an amount equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Company Option and (B) the excess, if any, of the Per Share Purchase Price over the exercise price per share of Company Common Stock previously subject to such Company Option (such amounts payable hereunder being referred to as the "Option Payment"). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment. Subject to the immediately following paragraph, all Option Payments shall be made by the Company at the Effective Time.

                        (ii) Notwithstanding the foregoing, at the Effective
                Time, and subject to and in accordance with the provisions of ss.ss.4 and 10, Parent shall pay to the Escrow Agent, for deposit into the Escrow Fund and the Representative Expense Fund, respectively, on behalf of each holder of In the Money Company Options, a portion of the Option Payment otherwise payable in respect of such Company Options equal to (x) the quotient of the Option Escrow Amount in respect of such

                Company Options divided by the total number of shares of Company Common Stock underlying In the Money Company Options as of the Closing Date and (y) the quotient of the Option Expense Fund Amount in respect of such Company Options divided by the total number of shares of Company Common Stock underlying In the Money Options as of the Closing Date, respectively, which in each case shall be held by the Escrow Agent as nominee for holders of In the Money Company Options converted pursuant to this Section ss.3(e). In respect of any Company Options, (i) the "Option Escrow Amount" shall be the product of (x) the Escrow Amount multiplied by, (y) the quotient of (a) the Option Payment, divided by (b) the sum of $550,300,000, plus the Aggregate Exercise Proceeds, less the aggregate Repurchase Payments and less Excess Expenses (with the "Total Option Escrow Amount" being the total of all Option Escrow Amounts) and (ii) the "Option Expense Fund Amount" shall be the product of (x) the Representative Expense Amount multiplied by, (y) the quotient of (a) the Option Payment, divided by (b) the sum of $550,300,000, plus the Aggregate Exercise Proceeds, less the aggregate Repurchase Payments and less Excess Expenses (with the "Total Option Expense Fund Amount" being the total of all Option Expense Fund Amounts).

          4.     Closings; Escrow Accounts.

                 (a)  Stock Purchase Closing.

                        (i) Unless the transactions contemplated hereby have
                 been abandoned and this Agreement terminated pursuant to
                ss.11, the closing of the Stock Purchase (the "Stock Purchase Closing") shall take place at the offices of Latham & Watkins LLP, 633 West Fifth St., Suite 4000, Los Angeles, CA 90071-2007, at 10:00 a.m., local time, on the second Business Day after all of the conditions set forth in ss.9 have been satisfied or waived (except for the conditions that by their express terms are not capable of being satisfied until the Stock Purchase Closing) (the "Closing Date"), unless otherwise provided by mutual agreement of the Sellers, the Company and Parent.

                        (ii) At the Stock Purchase Closing, Parent shall
                direct and cause the Paying Agent to deliver, subject to ss.4(b):

                             (A) to KLC an amount equal to the product of (A)
                        the Per Share Purchase Price multiplied by (B) the number of Purchased Shares set forth opposite its name on Schedule I, by wire transfer of immediately available funds to one or more accounts designated in writing by KLC;

                             (B) to KKR Partners an amount equal to the
                        product of (A) the Per Share Purchase Price multiplied by (B) the number of Purchased Shares set forth opposite its name on Schedule I, by wire transfer of immediately available funds to one or more accounts designated in writing by KKR Partners;

                             (C) to TCW an amount equal to the product of (A)
                        the Per Share Purchase Price multiplied by (B) the number of Purchased Shares set forth opposite its name on Schedule I, by wire transfer of immediately available funds to one or more accounts designated in writing by TCW; and

                             (D) to Individual an amount equal to the product
                        of (A) the Per Share Purchase Price multiplied by (B) the number of Purchased Shares set forth opposite his name on Schedule I, by wire transfer of immediately available funds to one or more accounts designated in writing by Individual;

                        (iii) At the Stock Purchase Closing, each Seller shall
                deliver to Merger Sub:

                             (A) a certificate or certificates representing
                        the Purchased Shares being sold by such Seller, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank, together with requisite transfer tax stamps, if any, attached;

                             (B) a receipt acknowledging payment of the
                        Purchase Price by Merger Sub in full satisfaction of Merger Sub's obligations under this ss.4 with respect to such Seller's Purchased Shares; and

                             (C) a FIRPTA Certificate stating that such
                        Seller is not a "foreign person" as defined in Section 1445 of the Code.

                        (iv) At the Stock Purchase Closing, Parent shall cause
                Merger Sub to deliver to the Sellers a receipt acknowledging receipt of the Purchased Shares by Merger Sub in full satisfaction of the Sellers' obligations under this ss.4.

                 (b)    Merger Closing.

                        (i) Immediately following the Stock Purchase Closing, the closing of the transactions contemplated by ss.ss.2 and 3 (the "Merger Closing" and, together with the Stock Purchase Closing, the "Closings") shall take place at the offices of Latham & Watkins LLP, 633 West Fifth St., Suite 4000, Los Angeles, CA 90071-2007.

                        (ii) At the Merger Closing, Parent, Merger Sub and the
                Company shall deliver such certificates and other documents required to be delivered pursuant to ss.9 hereof.

                 (c) Escrow Accounts. To secure the obligations of the Stockholders contained in ss.10, prior to the Closing, Parent and the Stockholders' Representative (as defined in ss.10(g)(i)) shall enter into an escrow agreement with an escrow agent (the "Escrow Agent") mutually acceptable to Parent and the Stockholders' Representative substantially in the form of Exhibit A hereto (the "Escrow Agreement"). At the Closings, Parent shall deposit into an escrow fund (the "Escrow Fund") the Escrow Amount and shall deposit into an escrow fund for the Stockholders' Representative's benefit pursuant to ss.10(g) (the "Representative Expense Fund") the Representative Expense Amount. The Escrow Agent shall invest the Escrow Amount as Parent directs and the Representative Expense Amount as the Stockholders' Representative directs; provided, however, that such investments shall be in
(i) obligations of or guaranteed by the United States of America or any agency thereof with maturity dates of 90 days or less, (ii) commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Group or (iii) certificates of deposit with maturity dates of 90 days or less issued by commercial banks incorporated under the laws of the United States of America or any states in the United States of America or any domestic branch of a foreign commercial bank, subject to supervision and examination by federal or state banking or depository institution authorities with combined capital, surplus and undivided profits exceeding $1,000,000,000 (collectively, "Permitted Investments") or in money market funds which are invested solely in Permitted Investments; provided further, however, that the maturities of Permitted Investments shall be such as to permit the Escrow Agent to make withdrawals from the Escrow Fund and the Representative Expense Fund on no more than two
(2) Business Days' notice. Any net profit from, or interest or income produced by, Permitted Investments in the Escrow Fund shall remain in and be a part of such Escrow Fund. The Escrow Fund shall be administered in accordance with the terms and provisions of the Escrow Agreement for a term that shall expire upon the termination of the representations and warranties and the indemnification provisions relating thereto in accordance with ss.10(a) and the resolution of any claims for breach of representations, warranties or covenants properly made before such time.

          5. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby jointly and severally represents and warrants to the other Parties as follows:

                 (a) Organization of Parent and Merger Sub. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority and all necessary governmental approvals to (i) own, lease and operate its properties, (ii) carry on its business as it is now being conducted, (iii) enter into and perform this Agreement and (iv) otherwise consummate the transactions contemplated to be performed by it under this Agreement.

                 (b) Authorization of Transaction. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action (including approval by Parent as the sole stockholder of Merger Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                 (c) Noncontravention. Neither the execution, delivery and compliance with and performance of the terms and provisions of this Agreement, nor the consummation of the transactions contemplated hereby, will, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of either of Parent or Merger Sub, (ii) result in any breach or violation of or constitute a default pursuant to any contract or other agreement to which Parent or Merger Sub is a party or by which it or any part of its assets may be bound, (iii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Merger Sub is subject or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Merger Sub is a party or by which it is bound or to which any of its assets is subject, except in the cases of clauses (iii) or (iv) for any such events which would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the transactions contemplated hereby or (B) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement.

                 (d) Required Filings and Consents. The execution and delivery of this Agreement do not, and the performance hereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other person with respect to Parent or Merger Sub, except (A) under the Hart-Scott-Rodino Act, foreign or supranational antitrust and competition laws, and filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the transactions contemplated by this Agreement or (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement.

                 (e) Financing. Parent has, and at the Effective Time, Parent will have, available all the funds necessary to pay all amounts payable pursuant to ss.ss.2 and 4 and to pay all fees and expenses and other amounts payable by Parent and Merger Sub related to the transactions contemplated by this Agreement.

                 (f) Brokers. No Person acting on behalf of Parent or Merger Sub is or will be entitled to any commission, broker's, finder's or investment banking fees in connection with the transactions contemplated by this Agreement.

                 (g) Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an "interested shareholder" of the Company as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company.

                 (h) Litigation. Each of Parent and Merger Sub is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) a party or, to the Knowledge of Parent, threatened to be made a party to any other material action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, that (A) individually or in the aggregate would reasonably be expected to question or challenge the validity of this Agreement or any action taken or to be taken by Parent or Merger Sub pursuant to this Agreement or in connection with the transactions contemplated hereby or (B) seeks to prevent or materially delay the consummation of the transactions contemplated hereby.

                 (i) Unregistered Equity. Each of Parent and Merger Sub acknowledges that it has been advised by the Sellers that the Purchased Shares have not been and will not be registered under the Securities Act. Merger Sub is an accredited investor as that term is defined in Regulation D under the Securities Act. The Purchased Shares will be acquired by Merger Sub for its own account for investment and without a view to resale in violation of the Securities Act.

                 (j) Disclaimer Regarding Projections. In connection with Parent's and Merger Sub's investigation of the Company, Parent and Merger Sub have received from the Sellers, the Company and their respective Affiliates and agents certain projections and other forecasts, including but not limited to projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Merger Sub is familiar with such uncertainties, that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that neither Parent nor Merger Sub shall have any claim against anyone with respect thereto. Accordingly, each of Parent and Merger Sub acknowledges that the Sellers have made no representation or warranty with respect to such projections and other forecasts and plans.

                 (k) No Other Representations. Notwithstanding anything contained in this ss.5 or any other provision of this Agreement, it is the explicit intent of all the parties hereto that neither Parent or Merger Sub is making any representation or warranty whatsoever, express or implied, except those of Parent or Merger Sub, as the case may be, set forth in ss.5 hereof.

          6. Representations and Warranties of the Sellers. Each of the Sellers severally represents and warrants to the other Parties solely as to itself or himself (as the case may be) as follows, except as set forth in the Seller Disclosure Schedule or in the Company SEC Filings filed prior to the date hereof:

                 (a) Organization. Such Seller (other than Individual) is, in the case of KKR, a Delaware limited partnership, and in the case of TCW, a California limited partnership, in each case duly organized, validly existing and in good standing under the laws of the state of its formation, and has the requisite power and authority and all necessary governmental approvals to (i) own, lease and operate its properties, (ii) carry on its business as it is now being conducted, (iii) enter into and perform this Agreement and (iv) otherwise consummate the transactions contemplated to be performed by it under this Agreement.

                 (b) Authorization of Transaction. Such Seller (other than Individual) has all necessary limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Seller (other than Individual) and the consummation by such Seller (other than Individual) of the transactions contemplated hereby have been duly and validly authorized by all necessary limited partnership action, and no other limited partnership proceedings on the part of such Seller (other than Individual) and no other limited partner votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                 (c) Noncontravention. Except as set forth on ss.6(c) of the Seller Disclosure Schedule, neither the execution, delivery and compliance with and performance of the terms and provisions of this Agreement, nor the consummation of the transactions contemplated hereby, will, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of such Seller, (ii) result in any breach or violation of or constitute a default pursuant to any contract or other agreement to which such Seller is a party or by which it or any part of its assets may be bound, (iii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which it is bound or to which any of its assets is subject, except in the cases of clauses (iii) or
(iv) for any such events which would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the transactions contemplated hereby or (B) otherwise prevent or materially delay performance by such Seller of any of its material obligations under this Agreement.

                 (d) Ownership of the Purchased Shares. Such Seller is and will be on the Stock Purchase Closing Date the record and beneficial owner of the number of Purchased Shares set forth opposite its name on Schedule I, free and clear of all security interests or encumbrances of any kind, other than restrictions arising under applicable federal and state securities laws. The delivery to Merger Sub of such Seller's Purchased Shares in accordance with the terms and conditions of this Agreement will transfer to Merger Sub good and valid title to such Purchased Shares, free and clear of all security interests or encumbrances of any kind, other than restrictions arising under applicable federal and state securities laws.

                 (e) No Other Representations. Notwithstanding anything contained in this ss.6 or any other provision of this Agreement, it is the explicit intent of all the parties hereto that no Seller is making any representation or warranty whatsoever, express or implied, except those of such Seller set forth in ss.6 hereof.

          7. Representations and Warranties Concerning the Company and its Subsidiaries. The Company represents and warrants to the other Parties as follows, except as set forth in the Company Disclosure Schedule or in the Company SEC Filings filed prior to the date hereof:

                 (a) Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. ss.7(a) of the Company Disclosure Schedule lists each such jurisdiction in which each of the Company and its Subsidiaries is duly authorized to conduct its business as it is now being conducted. Each of the Company and its Subsidiaries has full corporate or limited liability company power and authority and all material licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. ss.7(a) of the Company Disclosure Schedule lists the members of the board of directors and officers of each of the Company and its Subsidiaries. The Company has delivered or made available to Parent correct and complete copies of the charter and bylaws of each of the Company and its Subsidiaries (as amended to date). None of the Company and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

                (b) Capitalization. The entire authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of November 5, 2004, (i) 19,721,646 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights,
(ii) no shares of Company Common Stock were held in the treasury of the Company or by its Subsidiaries, and (iii) 4,539,568 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date. As of November 5, 2004, no shares of Company Preferred Stock are issued or outstanding. Except for Company Options to purchase not more than 2,701,950 shares of Company Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Since November 5, 2004 until the execution of this Agreement, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this ss.7(b). The Company has previously provided Parent with a true and complete list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under the applicable Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each optionee of the Company. None of the Company Options are "incentive stock options" within the meaning of Section 422 of the Code. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in ss.7(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Except as set forth in ss.7(b) of the Company Disclosure Schedule, each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary. The Company Common Stock is listed exclusively on the Nasdaq over-the-counter electronic bulletin board. There are less than 300 holders of record of Company Common Stock.

                 (c) Authorization of Transaction. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of the Company has approved this Agreement and declared advisable the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the Board of Directors of the Company.

                 (d) Noncontravention. Except as set forth in ss.7(d) of the Company Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, assuming that all consents, approvals, authorizations and permits described in ss.7(e) have been obtained and all filings and notifications described in ss.7(e) have been made and any waiting periods thereunder have terminated or expired, as the case may be, (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Company and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any real property lease or any material agreement, contract, lease (other than a real property lease), license, instrument, or other arrangement to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

                 (e) Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other person, except as set forth on ss.7(e) of the Company Disclosure Schedule and except as may be necessary as a result of any circumstances relating solely to Parent, Merger Sub or their respective Affiliates.

                 (f) Title to Assets. Except as provided in ss.7(f) of the Company Disclosure Schedule and except with respect to real property interests, the Company and its Subsidiaries have good title to all property and assets, tangible and intangible, necessary for the conduct of the business of the Company as presently conducted in all material respects, in each case free and clear of all Security Interests, except (i) for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet or (ii) as contemplated or permitted by ss.8(c) of this Agreement.

                 (g) Subsidiaries. ss.7(g) of the Company Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of organization, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock or other Equity Interests, as the case may be, the names of the holders thereof, and the number of shares or other Equity Interests, as the case may be, held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth in ss.7(g) of the Company Disclosure Schedule, the Company or one of its Subsidiaries holds of record and owns beneficially all of the outstanding shares or other equity interests of each Subsidiary of the Company, free and clear of any restrictions on transfer or Security Interests (without regard to any exclusions in such defined term), options, warrants, purchase rights, contracts or commitments (other than in each case restrictions under the Securities Act and state securities laws). Except as set forth in ss.7(g) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock or other Equity Interests of any of its Subsidiaries or that require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock or other Equity Interests.

                 (h) Financial Statements. The Company has previously provided Parent with the following financial statements (collectively the "Financial Statements"): (i) audited consolidated financial statements as of May 28, 2004, including the notes thereto (the "Most Recent Fiscal Year End") for the Company and its Subsidiaries; and (ii) the unaudited consolidated financial statements (the "Most Recent Financial Statements") as of and for the period ended October 15, 2004 (the "Most Recent Fiscal Period End") for the Company and its Subsidiaries. Except as set forth in ss.7(h) of the Company Disclosure Schedule, the Financial Statements (including the notes thereto) have been prepared in conformity with GAAP (except as otherwise provided in the Financial Statements and the notes thereto, and in the case of the unaudited financial statements, except as permitted by Form 10-Q) applied on a consistent basis throughout the periods covered thereby (unless otherwise disclosed in the notes to the Financial Statements), present fairly in all material respects the financial position of the Company and its Subsidiaries as of such dates and the results of operations and cash flows of the Company and its Subsidiaries for such periods and have been prepared from the accounting books and records of the Company and its Subsidiaries.

                 (i) SEC Filings. Except as set forth in ss.7(i) of the Company Disclosure Schedule, the Company has timely filed all periodic reports and documents required to be filed by it under the Securities Exchange Act since January 1, 2002 (collectively, the "Company SEC Filings"). Each Company SEC Filing (i) as of its date, complied as to form with the requirements of the Securities Exchange Act, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of the Company is subject to the periodic reporting requirements of the Securities Exchange Act.

                 (j) Events Subsequent to Most Recent Fiscal Year End. Except as set forth in ss.7(j) of the Company Disclosure Schedule, since the Most Recent Fiscal Year End to the date of this Agreement, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, except as set forth in ss.7(j) of the Company Disclosure Schedule, since the Most Recent Fiscal Year End to the date of this Agreement:

                      (i) none of the Company and its Subsidiaries has sold,
                leased, transferred, or assigned any asset (other than any interest in Owned Real Property) with value greater than $100,000;

                      (ii) none of the Company and its Subsidiaries has sold
                any interest in Owned Real Property which interest has a value in excess of $250,000 outside the Ordinary Course of Business;

                      (iii) no party (including any of the Company and its
                Subsidiaries) has (A) terminated or cancelled in writing any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $250,000 to which any of the Company and its Subsidiaries is a party or by which any of them is bound or (B) modified in writing any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $250,000 and outside the Ordinary Course of Business, to which any of the Company and its Subsidiaries is a party or by which any of them is bound;

                      (iv) none of the Company and its Subsidiaries has
                imposed any Security Interest upon any asset with a value greater than $250,000;

                      (v) none of the Company and its Subsidiaries has made
                any capital expenditure (or series of related capital expenditures) involving more than $250,000 and outside the Ordinary Course of Business;

                      (vi) none of the Company and its Subsidiaries has made
                any capital investment in, or any loan to, any other Person (or series of related capital investments or loans) involving more than $250,000 and outside the Ordinary Course of Business, other than intercompany investments or loans;

                      (vii) none of the Company and its Subsidiaries has
                made any acquisition of the securities or assets of any other Person (or series of related acquisitions) involving more than $250,000 and outside the Ordinary Course of Business;

                      (viii) none of the Company and its Subsidiaries has
                issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $250,000;

                      (ix) none of the Company and its Subsidiaries has
                prepaid, repurchased or redeemed any note, bond, debt security or any other indebtedness for borrowed money involving more than $250,000, except for scheduled payments on indebtedness included in the Financial Statements;

                      (x) none of the Company and its Subsidiaries has
                materially delayed or postponed the payment of accounts payable and other liabilities involving more than $250,000;

                      (xi) none of the Company and its Subsidiaries has
                cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $250,000 and outside the Ordinary Course of Business;

                      (xii) there has been no change made or authorized in
                the charter or bylaws of any of the Company and its Subsidiaries;

                      (xiii) none of the Company and its Subsidiaries has
                issued, sold, or otherwise disposed of any of its capital stock or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, other than (A) issuances, sales, dispositions and grants in the Ordinary Course of Business, including in connection with the administration of

                Employee Benefit Plans or contracts with employees of the Company or any of its Subsidiaries, and (B) intercompany issuances, sales or dispositions of capital stock;

                      (xiv) none of the Company and its Subsidiaries has
                declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, other than (A) repurchases of capital stock held by employees of the Company or any of its Subsidiaries pursuant to contracts with such employees and (B) intercompany dividends and distributions and acquisitions of capital stock;

                      (xv) none of the Company and its Subsidiaries has
                experienced any damage, destruction, or loss (whether or not covered by insurance) to its properties in excess of $2,000,000 in the aggregate;

                      (xvi) none of the Company and its Subsidiaries has (A)
                made any loan to any member of its board of directors or its officers, or (B) made any loan to any of its employees (who are neither officers nor members of its board of directors) outside the Ordinary Course of Business or (C) entered into any other transaction with the members of its board of directors, officers or employees outside the Ordinary Course of Business;

                      (xvii) none of the Company and its Subsidiaries has
                entered into any collective bargaining agreement or material employment contract or modified the terms of any such existing contract or agreement;

                      (xviii) none of the Company and its Subsidiaries has
                granted any increase in the compensation of any of the members of its board of directors, officers, and employees outside the Ordinary Course of Business;

                      (xix) none of the Company and its Subsidiaries has
                adopted, amended, modified, or terminated (A) any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the members of its board of directors or its officers, (B) outside the Ordinary Course of Business, any bonus, profit-sharing, incentive, severance or other plan, contract, or commitment for the benefit of any of its employees who are not officers or members of the board of directors (or taken any such action with respect to any other Employee Benefit Plan);

                      (xx) none of the Company and its Subsidiaries has made
                any change in employment terms for any of the members of its board of directors or its officers and employees that would make any such person eligible for an increase in severance benefits, other than compensation increases or promotions in the Ordinary Course of Business with respect to employees who are not officers or director-level employees;

                      (xxi) none of the Company and its Subsidiaries has
                made any other change in employment terms for any of the members of its board of directors, officers, and employees outside the Ordinary Course of Business; and

                      (xxii) none of the Company and its Subsidiaries has
                committed to any of the foregoing.

                 (k) Undisclosed Liabilities. None of the Company and its Subsidiaries has any Liability that would have been required by GAAP to be shown on the consolidated balance sheet of the Company or described in the notes thereto, except for (i) Liabilities reflected or reserved against in the Most Recent Balance Sheet or the notes thereto, (ii) Liabilities set forth on ss.7(k) of the Company Disclosure Schedule, (iii) Liabilities incurred in the Ordinary Course of Business since the Most Recent Fiscal Period End, and (iv) Liabilities otherwise expressly disclosed (or within any materiality or other threshold contained in any other representation) in this Agreement or the Company Disclosure Schedules.

                 (l) Legal Compliance. Except as set forth in ss.7(l) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) as such laws are in effect at the date hereof.

                 (m) Tax Matters. Except as set forth in ss.7(m) of the Company Disclosure Schedule:

                      (i) Each of the Company and its Subsidiaries has filed
                (including pursuant to applicable extensions) all material Tax Returns that it was required to file (other than those for which the applicable due date has been properly extended). All such Tax Returns were correct and complete in all material respects. All Taxes with respect to items or periods covered by such Tax Returns and shown to be owing by any of the Company and its Subsidiaries on any such Tax Returns have been paid other than those being contested in good faith through appropriate proceedings and for which appropriate reserves have been established. There are no liens on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax other than liens for Taxes not yet due or payable or for Taxes that the Company or its Subsidiaries are contesting in good faith through appropriate proceedings and for which appropriate reserves have been established;

                      (ii) Each of the Company and its Subsidiaries has
                withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

                      (iii) There is no dispute or claim concerning any
                material Tax liability of any of the Company and its Subsidiaries claimed or raised by any authority in writing.

                The Company has delivered or made available to Parent or its representatives correct and complete copies of all federal or state income or franchise tax examination reports and statements of deficiencies with potential tax liability of at least $100,000 assessed against or agreed to by any of the Company and its Subsidiaries since October 15, 2001;

                      (iv) None of the Company and its Subsidiaries has
                waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

                      (v) None of the Company and its Subsidiaries has filed
                a consent under Code ss.341(f) concerning collapsible corporations. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G. None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement other than with any of the Company or its Subsidiaries. None of the Company and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries and the affiliated group the common parent of which is the Company) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                      (vi) ss.7(m)(vi) of the Company Disclosure Schedule,
                to the Knowledge of Company, sets forth in all material respects the approximate adjusted federal income tax basis of all the real estate assets owned by the Company and its Subsidiaries as of September 17, 2004;

                      (vii) The unpaid Income Taxes of the Company and its
                Subsidiaries (A) did not, as of the Most Recent Fiscal Period End, exceed the reserve for Income Tax Liability (other than any reserve for deferred Income Taxes established to reflect timing differences between book and Income Tax income) set forth on the face of the Most Recent Balance Sheet (or in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past practice of the Company and its Subsidiaries in filing their Income Tax Returns; and

                      (viii) No claim is currently being asserted or
                threatened in writing with respect to the Company or its Subsidiaries by a taxing authority in a jurisdiction where the Company or its Subsidiaries do not pay Taxes or file Tax Returns that the Company or its Subsidiaries are or may be subject to Taxes assessed by such jurisdiction.

                 (n)  Real Property.

                       (i) ss.7(n) of the Company Disclosure Schedule lists the addresses of each parcel of real property that any of the Company and its Subsidiaries owns (collectively, the "Owned Real Property"). With respect to each such parcel of Owned Real Property, except as set forth in ss.7(n) of the Company Disclosure Schedule:

                            (A) the identified owner has good and valid
                        title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for (I) such as are disclosed in the Financial Statements (or the notes thereto) or securing debt reflected as a liability on the Most Recent Balance Sheet (or the notes thereto), and (II) imperfections of title, easements, covenants, and other restrictions or encumbrances that (x) are reflected in title reports delivered or made available to Parent, (y) are officially recorded with any Governmental Authority and publicly available or (z) do not, individually or in the aggregate, substantially interfere with the continued use and operation of the assets of the Company and its Subsidiaries as presently used and operated, taken as a whole;

                            (B) to the Knowledge of the Company, there are
                        no condemnation proceedings (other than administrative actions, which will not materially impair the value or use of the Owned Real Property subject thereto) pending or threatened in writing relating to the Owned Real Property;

                            (C) there are no leases, subleases, licenses,
                        concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property, except for (i) any which would not materially interfere with the operation of the Company's business at such facility as presently conducted and (ii) any documents entered into pursuant to the terms of the CMBS Loan;

                            (D) there are no outstanding options or rights
                        of first refusal to purchase any parcel of Owned Real Property, or any portion thereof or interest therein, which parcel, portion or interest has a value greater than $250,000;

                            (E) there are no parties (other than the Company
                        and its Subsidiaries) in possession of any parcel of Owned Real Property, other than tenants under any leases disclosed in ss.7(n) of the Company Disclosure Schedule who are in possession of space to which they are entitled and others who have been granted possession in the Ordinary Course of Business and who do not materially interfere with the operation of the Company's business at such facility as presently conducted; and

                            (F) to the Knowledge of the Company, all
                        facilities located on the Owned Real Property are supplied with utilities sufficient for the operation of such facilities in the Ordinary Course of Business, including gas, electricity, water, telephone and sanitary sewer, where applicable.

                       (ii) ss.7(n) of the Company Disclosure Schedule lists
                the addresses of all real property leased or subleased to any of the Company and its Subsidiaries (the "Leased Real Property"; together with the Owned Real Property, collectively, the "Real Property"). The Company has delivered or made available to Parent correct and complete copies of the leases and subleases listed in ss.7(n) of the Company Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in ss.7(n) of the Company Disclosure Schedule, except as set forth in ss.7(n) of the Company Disclosure Schedule:

                            (A) the lease or sublease is legal, valid and
                        binding and enforceable against the Company and, to the Knowledge of the Company, against each other party thereto, and in full force and effect;

                            (B) none of the Company and its Subsidiaries is
                        in breach or default in any material respect under any such lease or sublease, and to the Knowledge of the Company, no event has occurred under any such lease or sublease which, with notice or lapse of time, would constitute a breach or default in any material respect thereunder, or permit termination, modification, or acceleration thereof;

                            (C) to the Knowledge of the Company, none of the
                        Company and its Subsidiaries has (i) repudiated any significant provision of the lease or sublease or (ii) received written notice from any other party to the lease or sublease of repudiation of any provision thereof;

                            (D) there are no material written forbearance
                        agreements or, to the Knowledge of the Company, disputes, oral agreements, or oral forbearance agreements in effect as to the lease or sublease;

                            (E) none of the Company and its Subsidiaries has
                        assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold estate created by any such lease or sublease except for any Security Interest disclosed in the Financial Statements or otherwise of record; and

                            (F) to the Knowledge of the Company, all
                        facilities leased or subleased thereunder are supplied with utilities sufficient for the operation of said facilities in the Ordinary Course of Business.

                (o)     Intellectual Property.

                       (i) Except as set forth in ss.7(o) of the Company
                Disclosure Schedule, (i) the Company or one or more its Subsidiaries owns all right, title and interest in (free and clear of any Security Interest), or has the right to use, all material Intellectual Property necessary for the continued operation of their businesses as presently conducted in all material respects, and (ii) to the Knowledge of the Company, no claims have been asserted in writing by any third party (A) alleging any infringement, misappropriation or violation by the Company or any Subsidiary of any Intellectual Property of such party or (B) challenging or questioning the legality, validity or enforceability of any such Intellectual Property.

                      (ii) ss.7(o) of the Company Disclosure Schedule
                identifies each material trade name and trademark (registered or unregistered) necessary for the continued operation of any of the Company and its Subsidiaries' businesses as presently conducted in all material respects. Each of the Company and its Subsidiaries has taken reasonably appropriate measures to maintain and protect such Intellectual Property that it owns. Without limiting the foregoing, all maintenance and related fees have been paid, and all documents and instruments necessary to maintain the rights of the Company and the Subsidiaries in the material registrations or applications for such Intellectual Property owned by any of them have been validly executed, delivered and filed. To the Knowledge of the Company, no third party is infringing upon, misappropriating, or otherwise violating any Intellectual Property rights of any of the Company and its Subsidiaries.

                      (iii) ss.7(o) of the Company Disclosure Schedule
                identifies each material license, agreement, or other material permission to which any of the Company and its Subsidiaries is party involving any Intellectual Property necessary for the continued operation of the businesses of the Company and its Subsidiaries as presently conducted in all material respects. Each such license, agreement or permission is in full force and effect and is legal, valid, binding and enforceable against the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, against the other party thereto. None of the Company and its Subsidiaries and, to the Knowledge of the Company, no other party thereto is in breach or default in any material respect under any such license, agreement or permission.

                 (p) Tangible Assets. Except with respect to real property interests, the material tangible assets owned, leased, licensed or used by the Company and its Subsidiaries have been maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear given the use and age of such asset) sufficient for the continued operation of the businesses of the Company and its Subsidiaries as presently conducted in all material respects.

                 (q) Contracts. Except as set forth in ss.7(q) of the Company Disclosure Schedule, since the Most Recent Fiscal Year End to the date of this Agreement, none of the Company and its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $250,000 and outside the Ordinary Course of Business. ss.7(q) of the Company Disclosure Schedule lists, as of the date hereof, the following contracts and other agreements to which any of the Company and its Subsidiaries is a party and which is in effect or by which any of the Company and its Subsidiaries is otherwise bound:

                      (i) any agreement (or group of related agreements) for
                the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per annum;

                      (ii) any agreement (or group of related agreements)
                for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, involving consideration in excess of $500,000 in any year and which is not terminable by the Company or its Subsidiary without penalty upon 90 or fewer days' notice;

                      (iii) any agreement concerning a partnership or joint
                venture involving the sharing of profits and losses, other than royalty sharing arrangements;

                      (iv) any royalty sharing arrangements involving
                payments by the Company or any of its Subsidiaries in excess of $50,000 in any calendar year;

                      (v) any agreement (or group of related agreements)
                under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money in excess of $250,000 (other than indebtedness referenced in the Financial Statements), any capitalized lease obligation in excess of $250,000, or any agreement under which the Company has imposed a Security Interest on any of its assets to secure obligations in excess of $250,000;

                      (vi) any agreement concerning noncompetition
                restricting the freedom of the Company or any of its Subsidiaries to engage in any line of business in any geographic area, other than noncompetition restrictions in lease agreements which (A) do not have a material adverse effect on the value of the leasehold interest or (B) do not prevent the continued use of the property substantially as currently used;

                      (vii) any agreement with any of the Sellers and/or
                their Affiliates (other than the Company and its Subsidiaries) not disclosed in the Company SEC Filings;

                      (viii) any collective bargaining agreement or similar
                agreement with any labor organization, or agreements with respect to work rules or practices with any labor organization or employee association applicable to employees of the Company or its Subsidiaries;

                      (ix) any consulting agreement providing annual
                compensation in excess of $250,000 or providing severance benefits to any consultant in excess of $50,000; and

                      (x) any agreement under which it has advanced or
                loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business.

            The Company has delivered or made available to Parent or its representatives a correct and complete copy of each written agreement listed in ss.7(q) of the Company Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in ss.7(q) of the Company Disclosure Schedule. With respect to each such agreement referred to above: (A) other than any agreement which has terminated or expired in accordance with its terms, the agreement is legal, valid, binding and enforceable against the Company, and to the Knowledge of the Company, the agreement is legal, valid, binding, and enforceable against the other party thereto, in each case, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; (B) none of the Company and its Subsidiaries, and to the Knowledge of the Company, no other party thereto, is in breach or default in any material respect, and to the Knowledge of the Company, no event has occurred which with notice or lapse of time would constitute a breach or default in any material respect, or permit termination, modification, or acceleration, under the agreement; and (C) no party has given written notice that it has repudiated any provision of the agreement.

                 (r) Insurance. ss.7(r) of the Company Disclosure Schedule lists, as of the date hereof, all material policies of fire and extended coverage and casualty, liability and other forms of insurance generally applicable to the Company and its Subsidiaries taken as a whole, and the expiration dates of such insurance policies. Such insurance policies are in such amounts and insure against such risks and losses, including such levels of self-insured retention, as are in the judgment of the Company prudent. Copies of all such policies have been made available to Parent or its representatives.

                 (s) Litigation. Except as set forth in ss.7(s) of the Company Disclosure Schedule, none of the Company or its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree or ruling of any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator or (ii) is a party or, to the Knowledge of the Company, is threatened in writing to be made a party to any other material action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as set forth in ss.7(s) of the Company Disclosure Schedule, the Company's insurance policies purport to cover, in accordance with their terms, all of the actions, suits, proceedings, hearings, and investigations set forth in ss.7(s) of the Company Disclosure Schedule.

                 (t) Licenses, Permits, Grants and Authorizations. Except as set forth in ss.7(t) of the Company Disclosure Schedule:

                     (i) The Company and its Subsidiaries hold all material
                licenses, approvals, consents, franchises, authorizations, security clearances, grants or subsidies, and other permits of, or with, any Governmental Authority, including all authorizations under Child Care Laws ("Governmental Permits"), required to operate their respective businesses as presently conducted. Such Governmental Permits are valid and in full force and effect and there are no proceedings pending or, to the Knowledge of the Company, threatened in writing that seek the revocation, cancellation, suspension or adverse modification thereof.

                      (ii) The Company and its Subsidiaries are in
                compliance in all material respects with the terms and requirements of each Governmental Permit;

                      (iii) To the Knowledge of the Company, no event has
                occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a failure to comply in all material respects with any term or requirement of any Governmental Permit, or
                (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of any Governmental Permit;

                      (iv) Neither the Company nor any of its Subsidiaries
                has received, at any time during the past two years, any written notice or other written communication from any Governmental Authority regarding (A) any actual or alleged specific failure to comply in all material respects with any term or requirement of any Governmental Permit, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation or termination of any Governmental Permit; and

                      (v) All material applications required for the
                continued operation of the businesses of the Company and its Subsidiaries as presently conducted in all material respects have been filed for the renewal of the Governmental Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other material filings required for the continued operation of the businesses of the Company and its Subsidiaries as presently conducted in all material respects have been made with respect to such Governmental Permit have been duly made on a timely basis with the appropriate Governmental Authority.

                (u) Employees. Except for matters that would not, individually or in the aggregate, reasonably be expected to result in a Liability in excess of $150,000, and except as set forth in ss.7(u) of the Company Disclosure Schedule:

                      (i) ss.7(u) of the Company Disclosure Schedule
                contains a complete and accurate list as of the date of this Agreement of the following information for each independent contractor or consultant with a base compensation in excess of $100,000, and for each employee of the Company, including each employee on leave of absence or layoff status, with a base salary in excess of $100,000: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2004; vacation accrued; and date of hire;

                      (ii) To the Knowledge of the Company, as of the date
                hereof, no executive officer has notified the Company in writing, since January 1, 2002, that he or she has any plans to terminate employment with the Company or its Subsidiaries;

                      (iii) The Company and its Subsidiaries have paid in
                full to, or in accordance with past practice accrued on behalf of, all Persons performing services for the Company and its Subsidiaries, all payments, wages, salaries, commissions, bonuses and other compensation that is due to such Persons, vacation, profit-sharing and other benefits which have accrued through the date hereof for such Persons, and amounts required to be reimbursed to such Persons for which appropriate reimbursement requests have been submitted;

                      (iv) As of the date hereof, there is no labor strike,
                dispute, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries and, during the past three years, there has not been any such action;

                      (v) No labor organization, as that term is defined in
                the National Labor Relations Act, is certified or recognized as the bargaining agent on behalf of any employees of the Company or its Subsidiaries, and to the Knowledge of the Company, as of the date hereof, there are no current union organizing activities among the employees of the Company or its Subsidiaries;

                      (vi) There are no written personnel policies, rules or
                procedures generally applicable to substantially all employees of the Company and its Subsidiaries other than those set forth in ss.7(u) of the Company Disclosure Schedule, true, correct and complete copies of which have heretofore been delivered to Parent;

                      (vii) To the Knowledge of the Company, there are no
                material unfair labor practice charges or complaints against the Company or its Subsidiaries pending or threatened in writing before the National Labor Relations Board or any other Governmental Authority responsible for the enforcement of similar laws;

                      (viii) To the Knowledge of the Company, no material
                charges of discrimination or other material violation of equal employment laws are pending against the Company or its Subsidiaries before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the enforcement of similar laws;

                      (ix) To the Knowledge of the Company, there are no
                pending or threatened in writing material wage and hour claims filed against the Company or its Subsidiaries with the United States Department of Labor or any other Governmental Authority responsible for the enforcement of similar laws;

                      (x) To the Knowledge of the Company, there are no
                pending material citations relating to the Company and its Subsidiaries filed by the Occupational Safety and Health Administration nor any other Governmental Authority responsible for the enforcement of similar laws nor any such citations threatened in writing;

                      (xi) To the Knowledge of the Company, there are no
                pending material investigations of, or material complaints pending against the Company or its Subsidiaries by the Office of Federal Contract Compliance Programs or any other Governmental Authority responsible for the enforcement of similar laws nor any such investigation or complaint threatened in writing;

                      (xii) To the Knowledge of the Company and other than
                the matters covered in ss.7(u)(vii)-(xi), there are no material complaints, lawsuits or other proceedings pending or threatened in writing against the Company or its Subsidiaries that allege breach or violation of any express or implied contract of employment, any law governing employment or the termination thereof, or alleging any other discriminatory, wrongful, unlawful or tortious conduct in connection with the employment relationship asserted by or on behalf of any employees of the Company or its Subsidiaries;

                      (xiii) There are no express agreements with any
                employees of the Company or its Subsidiaries establishing an employment relationship for a definite term, a just cause requirement for termination of employment or any severance obligation of the Company or its Subsidiaries;

                      (xiv) To the Knowledge of the Company, the Company and
                its Subsidiaries have properly characterized all non-employees who have received compensation in excess of $25,000 in either of the last two fiscal years as independent contractors in accordance with applicable law; and

                      (xv) The Company and its Subsidiaries have not since
                January 1, 2002 effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a "mass layoff" (as defined by the WARN Act) affecting any site of employment or facility of the Company except in compliance with the WARN Act. The Company and its Subsidiaries shall not take any action prior to the Effective Time which could result in any obligation or liability being imposed on the Company or its Subsidiaries under the WARN Act except in compliance with the WARN Act.

                (v)   Employee Benefits.

                      (i) ss.7(v) of the Company Disclosure Schedule lists
                each written Employee Benefit Plan.

                      (ii) Except as set forth on ss.7(v) of the Company
                Disclosure Schedule:

                           (A) Each such Employee Benefit Plan (and each
                      related trust, insurance contract, or fund) complies in all material respects in form and operation with its terms and the applicable requirements of ERISA, the Code, and other applicable laws;

                           (B) The Company and its Subsidiaries have
                      complied in all material respects with the filing and distribution of all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions and Summaries of Material Modifications) with respect to each Employee Benefit Plan;

                           (C) All contributions (including all employer
                      contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Effective Time which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and its Subsidiaries; all Company premiums or other Company payments which are due for all periods ending on or before the Effective Time have been paid or accrued in accordance with the past custom and practice of the Company and its Subsidiaries with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan;

                           (D) Each such Employee Benefit Plan which is an
                      Employee Pension Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code ss.401(a) is the subject of a favorable determination letter from the Internal Revenue Service and all amendments to any such Employee Benefit Plan for which the remedial amendment period (as defined in Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable determination letter from the Internal Revenue Service;

                           (E) The Company has delivered or made available
                      to Parent or its representatives correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, the most recent actuarial reports or other Financial Statements and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan;

                           (F) There have been no prohibited transactions
                      (within the meaning of Section 406 of ERISA or 4975 of the Code) with respect to any Employee Benefit Plan that would reasonably be expected to result in any material Liability to the Company or any of its Subsidiaries. To the Knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has any material Liability for breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending with the Department of Labor, the PBGC, the Internal Revenue Service, any court or other governmental agency or, to the Knowledge of the Company, threatened;

                           (G) None of the Company or any of its
                      Subsidiaries (A) contributes to, has contributed to in the past 6 years or is required to contribute to, (I) any Multiemployer Plan or (II) any Employee Pension Benefit Plan that is subject to Title IV of ERISA. No event has occurred and no condition exists that could subject the Company or any of its Subsidiaries, by reason of its affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other Liability imposed by ERISA or the Code (including, without limitation, any Liability with respect to Title IV of ERISA); and

                           (H) None of the Company and its Subsidiaries
                      maintains or contributes to or been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees of the Company or any of its Subsidiaries, their spouses, or their dependents (other than in accordance with Code ss.4980B).

                 (w)  Environment, Health, and Safety.

                      (i) As used in this Agreement:

                          (A) "Environmental Claim" means any written
                      claim, action, cause of action or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (I) the presence, or Release into the indoor or outdoor environment, of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (II) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                           (B) "Environmental Laws" means all federal,
                      state and local laws (including common law principles) and regulations, in effect on the date hereof or on the Effective Time, relating to pollution or protection of human health (as affected by exposure to Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970 (to the extent concerning exposure to Hazardous Materials), each as amended, and all laws relating to protection of endangered or threatened species of fish, wildlife and plants and the conservation of natural resources.

                           (C) "Hazardous Materials" means any pollutant,
                      contaminant, hazardous substance, hazardous waste, toxic substance, petroleum or petroleum fraction or product, or waste, or additive, asbestos, mold, urea formaldehyde foam insulation, lead-based paint, polychlorinated biphenyls, radioactive material, or other compound, element, material or substance to the extent regulated, restricted or controlled by or under any Environmental Law, including all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss.300.5, or defined as such by, or regulated as such under, any applicable Environmental Law.

                           (D) "Release" means any release, spill,
                      emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

                      (ii) Except as set forth on ss.7(w) of the Company
                Disclosure Schedule, (A) the Company is in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws (collectively, "Environmental Permits"), and compliance in all material respects with the terms and conditions thereof); (B) the Company has not received any written communication alleging that the Company is not in such compliance that has not been resolved in all material respects; (C) to the Knowledge of the Company, there are no conditions at any Real Property that would reasonably be expected to interfere with such compliance by the Company at such Real Property in the future if such Real Property continues to be used by the Company in the same manner in which it is currently used; and (D) the execution and delivery by the Company of this Agreement do not, and the performance of this Agreement by the Company will not, (1) require any Environmental Permits, and (2) assuming all such Environmental Permits that may be required under clause (1), if any, are obtained, violate any Environmental Law in any material respect.

                      (iii) Except as set forth on ss.7(w) of the Company
                Disclosure Schedule, the Company has not received any material Environmental Claim that has not been resolved in all material respects; and to the Knowledge of the Company, (A) no material Environmental Claim has been threatened in writing against the Company that has not been resolved in all material respects, and (B) there is no material Environmental Claim pending against any person or entity whose liability for any

                Environmental Claim the Company has retained or assumed either contractually or by operation of law.

                      (iv) Except as set forth on ss.7(w) of the Company
                Disclosure Schedule, to the Knowledge of the Company, there are no past or current actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material, which would reasonably be expected, if the affected property continues to be used in the same manner in which it is currently used, to result in a material Environmental Claim against the Company or against any person or entity whose liability for such Environmental Claim the Company has retained or assumed either contractually or by operation of law.

                      (v) Except as set forth on ss.7(w) of the Company
                Disclosure Schedule, the Company has not, and to the Knowledge of the Company, no other person has, Released, placed, stored, buried or dumped Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company, the presence of which would, individually or in the aggregate, reasonably be expected, if the affected property continues to be used in the same manner in which it is currently used, to result in a material Environmental Claim against the Company.

                      (vi) Except as set forth on ss.7(w) of the Company
                Disclosure Schedule, to the Knowledge of the Company, none of the Owned Real Property or Leased Real Property (A) contains any underground storage tanks, underground injection wells, disposal pits, or other similar structures into which solid waste, process wastewater or any Hazardous Materials are or were held or contained, (B) contains any mold, asbestos, lead-based paint or urea formaldehyde foam insulation of the type, and in quantities and under conditions, which in the case of (A) or (B) above, would reasonably be expected, if the affected property continues to be used in the same manner in which it is currently used, to warrant remediation under applicable Environmental Law, or (C) is subject to any lien under applicable Environmental Laws.

                      (vii) The Company has delivered or otherwise made
                available for inspection to Parent true, complete and correct copies of any written reports or written results of, studies, analyses, tests or monitoring, to the extent the same are possessed by the Company, and (A) if generated within the past three years prior to the date hereof, pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company, or regarding the Company's compliance with applicable Environmental Law, and (B) if generated prior to the period set forth in clause (A) above, pertaining to any Release of Hazardous Materials that would reasonably be expected to give rise to a material Environmental Claim against the Company or its Subsidiaries.

                      (viii) The Parties acknowledge that the
                representations and warranties contained in this ss.7(w) are the only representations and warranties being made with respect to compliance with, responsibility for or Liability under any Environmental Law, Environmental Permit or relating to actual or alleged exposure to or remediation of Hazardous Materials, and no other representation and warranty contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

                 (x) Certain Business Relationships with the Company and its Subsidiaries. Except as disclosed in ss.7(x) of the Company Disclosure Schedule and except for amounts (i) due as compensation in the Ordinary Course of Business or (ii) reimbursement of expenses in the Ordinary Course of Business, as of the date hereof, the Sellers and their respective Affiliates (other than the Company and its Subsidiaries) have not been involved in any business arrangement or business relationship with any of the Company and its Subsidiaries within the past 12 months.

                 (y) Brokers. Except as set forth in ss.7(y) of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

                 (z) No Other Representations. Notwithstanding anything contained in this ss.7 or any other provision of this Agreement, it is the explicit intent of all the parties hereto that the Company is not making any representation or warranty whatsoever, express or implied, except those of the Company set forth in ss.7 hereof.

          8.     Covenants. The Parties agree as follows:

                (a)   General.

                      (i) For the period between the execution of this
                Agreement and the Effective Time, each of the Parties shall use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.9 below).

                      (ii) Each of Parent and Merger Sub hereby agrees to
                have available all the funds necessary to pay all amounts payable pursuant to ss.ss.2 and 4 and to pay all fees and expenses and other amounts payable by Parent and Merger Sub related to the transactions contemplated by this Agreement.

                      (iii) If any claim, action, suit, investigation or
                other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of any of the other transactions contemplated by this Agreement or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

                      (iv) The Company agrees, at Parent's risk and expense
                and without any undue burden on the Company's operations, to provide reasonable assistance to Parent in connection with its arrangement of bank financing from a syndicate of commercial lenders and obtaining of ratings from rating agencies, but without any requirement to execute any instruments or agreements, deliver any certificates or opinions or otherwise make any binding commitment (other than instruments, agreements and commitments that are not effective until the Closing) and subject to appropriate confidentiality restrictions. The Company further agrees, at Parent's risk and expense and without any undue burden on the Company's operations, to provide reasonable cooperation to Parent in order to make arrangements satisfactory to the trustee to facilitate the satisfaction and discharge of the Company's 9-1/2% Senior Subordinated Notes due 2009 (the "Notes") issued under the Indenture dated as of February 13, 1997 between the Company and Marine Midland Bank, as trustee (the "Indenture") pursuant to the terms of Section 401 of the Indenture or the defeasance of the Notes pursuant to Article 12 of the Indenture or to otherwise repurchase the Notes in a manner reasonably acceptable to Parent and the Company; provided that
                (i) Parent shall have funded the deposit required by Section 401 or Article 12 of the Indenture or irrevocably provided funds to otherwise repurchase the Notes prior to the Company taking any irrevocable steps, (ii) Parent shall use its reasonable best efforts to cause Section 401(b)(iii) of the Indenture to be utilized for such satisfaction and discharge so that the notice of redemption of the Notes is given after the Closing, (iii) if for any reason the Closing does not happen and the Company becomes obligated to repurchase or redeem the Notes prior to maturity, then the funds deposited by Parent pursuant to the foregoing clause (i) shall be used for the redemption or repurchase of the Notes and such funds shall be deemed a loan to the Company (such loan to be on terms to be mutually agreed between the Company and Parent and substantially similar to, but no less favorable to the Company than, those of the Notes), and (iv) Parent shall provide, and be responsible for, all opinions, certificates and other documents, monies and other undertakings necessary to accomplish such satisfaction and discharge or defeasance. The parties acknowledge and agree that the consummation of the transactions contemplated by this Agreement is not conditioned on Parent or any of its Affiliates obtaining any financing, that the foregoing provisions of this Section 8(a)(iv) are an accommodation by the Company of Parent and that the arrangement of financing and the satisfaction and discharge or defeasance or other repurchase of the Notes as aforesaid shall not prevent, delay or hinder the Closing. The Company makes no representation or warranty that such financing can be obtained or that such satisfaction and discharge or defeasance or other repurchase can be accomplished and the failure to obtain any such financing or accomplish such satisfaction and discharge or defeasance or other repurchase shall not excuse performance by Parent and Merger Sub of any provision of this Agreement.

                (b)  Notices and Consents.

                      (i) For the period between the execution of this
                Agreement and the Effective Time, the Parent and the Company agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, including all of the following: (A) timely seeking to obtain prior to the Effective Time in the most expeditious manner practicable all licenses, certificates, permits, approvals, consents, authorizations, qualifications and orders of any Governmental Authority necessary for the consummation of the transactions contemplated hereby, (B) complying with the provisions of the Hart-Scott-Rodino Act and taking such steps as may be necessary or desirable to cause the termination or expiration of the waiting period under the Hart-Scott-Rodino Act; (C) seeking to obtain all necessary consents of third parties (other than Governmental Authorities); (D) seeking to effect all necessary registrations and other filings and submissions of information requested by any Governmental Authority in connection with this Agreement and the transactions contemplated hereby; (E) seeking to take such actions and execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time; and (F) seeking to take such actions as are necessary to satisfy the closing conditions.

                      (ii) As promptly as practicable, and in any event not
                more than 10 Business Days after the date hereof, the Company and Parent shall, and shall cause any appropriate affiliate to, file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the Hart-Scott-Rodino Act with respect to the transactions contemplated hereby. Each of the Company and Parent agrees to make available to the other such information relative to its business, assets and property as the other may reasonably request in order to prepare filings or submissions under the Hart-Scott-Rodino Act. Each of the Company and Parent agrees
                (A) to keep the other apprised in a timely manner of the status and substance of all meaningful actions or communications between it (or its advisors) and any such agency relating to this Agreement or any of the matters described in this ss.8(b), (B) to permit the other to review in advance any proposed communication by such party to any Governmental Authority and (C) to cooperate and coordinate with each other in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either such agencies to cause the waiting periods under the Hart-Scott-Rodino Act to terminate or expire at the earliest possible date after the date of filing; provided that neither the Company nor Parent shall be required to continue to pursue approval to the extent either agency or staff of either agency has indicated, in the good-faith belief of both the Company's and Parent's legal counsel, that it will invoke judicial process to enjoin consummation of the transactions contemplated by this Agreement prior to the expiration of the waiting period.

                      (iii) As promptly as practicable, and in any event not
                more than 10 Business Days after the date hereof, the Company shal`l notify all childcare licensing agencies having jurisdiction over the business of the Company or its Subsidiaries of this Agreement and the transactions contemplated hereby and shall thereafter use reasonable best efforts to obtain all consents, authorizations, approvals, qualifications and orders necessary to allow the business of the Company and its Subsidiaries to continue uninterrupted, in good standing and without restriction following the Effective Time consistent with its current status.

                      (iv) The Company, Parent and Merger Sub shall use
                their reasonable best efforts to obtain the Transfer Consent as promptly as reasonably practicable. The expenses incurred in connection with actions taken pursuant to this ss.8(b)(iv) shall be paid by the Party incurring such expenses.

                 (c) Operation of Business. For the period between the execution of this Agreement and the Effective Time, the Company shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, operate its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as permitted, required or expressly contemplated by this Agreement or as set forth in ss.8(c) of the Company Disclosure Schedule or with the prior consent of Parent (such consent not to be unreasonably withheld or delayed), from the date of this Agreement to the Effective Time, the Company shall not, and shall cause its Subsidiaries not to:

                      (i) issue, sell or otherwise dispose of any of its
                capital stock or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, other than the issuance of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof and the issuance of Company Common Stock or Company Options to employees in the Ordinary Course of Business;

                      (ii) declare, set aside, or pay any dividend or make
                any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, other than redemptions, repurchases and other acquisitions of shares of capital stock in connection with the administration of Employee Benefit Plans or contracts with employees of the Company in the Ordinary Course of Business;

                      (iii) prepay, repurchase or redeem any notes, bonds,
                debt securities or any other indebtedness for borrowed money involving more than an aggregate of $250,000, except for (A) scheduled payments on indebtedness referenced in the Financial Statements or (B) current liabilities within the meaning of GAAP incurred in the Ordinary Course of Business;

                      (iv) sell any interest in Owned Real Property
                involving more than $250,000;

                      (v) sell, lease, transfer, or assign any of its assets
                (other than interests in Owned Real Property) with value greater than $100,000 in any transaction or series of related transactions;

                      (vi) (A) terminate or cancel any agreement, contract,
                lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $250,000, to which any of the Company and its Subsidiaries is a party or by which any of them is bound or (B) materially modify any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $250,000 and outside the Ordinary Course of Business, to which any of the Company and its Subsidiaries is a party or by which any of them is bound;

                      (vii) impose any Security Interest upon any asset
                valued at greater than $250,000;

                     (viii) make any capital expenditure (or series of
                related capital expenditures) outside the FY05 Plan (allowing for the reallocation of expenditures among categories within such plan), except for emergency renovations, replacements or improvements;

                       (ix) make any capital investment in, or any loan to,
                any other Person (or series of related capital investments or loans) involving more than $250,000 and outside the Ordinary Course of Business, other than intercompany investments or loans;

                        (x) make any acquisition of the securities or assets
                of any other Person (or series of related acquisitions) involving more than $250,000 and outside the Ordinary Course of Business;

                       (xi) issue any note, bond, or other debt security or
                create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation involving more than $250,000;

                      (xii) delay or postpone the payment of accounts
                payable and other liabilities involving more than $250,000;

                     (xiii) cancel, compromise, waive, or release any right
                or claim (or series of related rights and claims) involving more than $250,000 and outside the Ordinary Course of Business;

                      (xiv) grant any material license or sublicense of any
                rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

                       (xv) make or authorize any change in the charter or
                bylaws of any of the Company and its Subsidiaries;

                      (xvi) (A) make any loan to any of the members of its
                board of directors or officers, (B) make any loan to any of its employees who are not members of its board of directors or officers outside the Ordinary Course of Business, or (C) enter into any other transaction with any member of its board of directors, officers and employees, outside the Ordinary Course of Business;

                     (xvii) enter into any collective bargaining agreement
                or material employment contract or modify the terms of any such existing contract or agreement;

                    (xviii) grant any increase in the compensation of any
                of its directors, officers, and employees except consistent with the FY05 Plan and past practices;

                     (xix) adopt, amend, modify, or terminate (A) any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the members of its board of directors or its officers, (B) outside the Ordinary Course of Business, any bonus, profit-sharing, incentive, severance or other plan, contract, or commitment for the benefit of any of its employees who are not officers or members of its board of directors;

                      (xx) make any change in employment terms for any of the members of its board of directors or its officers and employees that would make any such person eligible for an increase in severance benefits, other than compensation increases or promotions in the Ordinary Course of Business with respect to employees who are not officers or director-level employees;

                      (xxi) make any other change in employment terms for
                any of the members of its board of directors, officers, and employees outside the Ordinary Course of Business;

                     (xxii) fail to keep such insurance as listed on
                ss.7(r) of the Company Disclosure Schedule or comparable insurance in full force and effect through the Effective Time; and

                    (xxiii) commit to any of the foregoing.

                 (d) Preservation of Business. Subject to and without limiting those actions permitted by ss.8(c), for the period between the execution of this Agreement and the Effective Time, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities and relationships with lessors, licensors, suppliers, customers, and employees in the Ordinary Course of Business.

                 (e) Access. For the period between the execution of this Agreement and the Effective Time, the Company shall permit, and shall cause its Subsidiaries to permit, subject to appropriate confidentiality restrictions, representatives of Parent and financing sources to have reasonable access during normal business hours and upon reasonable prior notice, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company shall not have to provide to Parent's officers, employees, counsel, accountants and other representatives any such access or provide any such information if and to the extent (A) a Governmental Authority requires the Company or any of its Subsidiaries to restrict access to any properties or information, (B) any applicable law requires the Company or its Subsidiaries to restrict access to any properties or information, (C) the Company determines in its reasonable judgment that doing so would result in the disclosure of any trade secrets of third parties or violate any obligations with respect to confidentiality or (D) the Company determines in its reasonable judgment that doing so would compromise or constitute a waiver of any attorney-client or other applicable privilege of the Company or its Subsidiaries.

                 (f) Notice of Developments. The Company shall use reasonable efforts to give prompt written notice to Parent of any development of which the Company has Company Knowledge and which would reasonably be expected to result in a material breach of any of the representations and warranties in ss.7; provided, however, that the Company shall not be required to establish any special monitoring effort or take other actions outside of the Ordinary Course of Business to comply with this provision. Parent and Merger Sub shall use reasonable efforts to give prompt written notice to the Company of any development of which Parent or Merger Sub has knowledge and which would reasonably be expected to result in a material breach of any of the representations and warranties in ss.5. No notice provided pursuant to this ss.8(f) shall have any effect for purposes of determining the existence of, or any liability for, breach of representation or warranty, either prior to or after the Closing, and shall not be, and no party shall claim that such notice constitutes, an admission or evidence that any information contained therein constitutes a breach of any representation or warranty contained herein. This covenant is for information purposes only.

                 (g) Confidentiality. Each of the Parties shall comply with the provisions of that certain Confidentiality Agreement dated as of August 6, 2004 between Knowledge Learning Corporation and the Company (the "Confidentiality Agreement"), which shall remain in full force and effect in accordance with its terms; provided that Parent and Merger Sub (and accordingly their respective Representatives) shall be held bound by the Confidentiality Agreement to the same extent as if Parent and Merger Sub were Knowledge Learning Corporation.

                 (h) Section 16 Approval. Prior to the Effective Time, the Board of Directors of the Company, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Securities Exchange Act and the rules and regulations thereunder ("Section 16") of shares of Company Common Stock or options to acquire Company Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

                 (i)  Exclusivity.

                      (i) Until the earlier of the Effective Time and the date upon which this Agreement is terminated pursuant to ss.11 hereof, the Company shall not, and shall not cause or permit any of its Subsidiaries or any of their directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them to, (A) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Purchase Proposal or (B) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or knowingly facilitate in any other manner any effort, inquiries or attempt by any Person to make or seek any proposal that constitutes, or could reasonably be expected to lead to, a Purchase Proposal. Until the earlier of the Effective Time and the date upon which this Agreement is terminated, none of the Sellers shall vote their Company Common Stock in favor of or participate in any Purchase Proposal. Notwithstanding the foregoing, the Company, any of its Subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries or representatives may, following receipt of a Purchase Proposal or any request for information or inquiry relating to any Purchase Proposal which did not result from any breach of ss.8(i)(i) and which could reasonably be expected to lead to a Superior Proposal, furnish information, pursuant to a customary confidentiality agreement (the terms of which are substantially similar to and no less favorable to the Company than the Confidentiality Agreement), and participate in discussions or negotiations regarding such Purchase Proposal; provided, that the Company may take such actions only if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law. As promptly as practicable, but in any event within one Business Day, after any officer or director of the Company receives or has knowledge of any Purchase Proposal, the Company shall provide Parent with (A) oral and written notice of the material terms and conditions of such Purchase Proposal and the identity of the Person or group making any such Purchase Proposal, (B) a copy of all written materials provided by the Company in connection with such Purchase Proposal, and (C) a written summary of any such Purchase Proposal, if it is not in writing. After receipt of such Purchase Proposal, the Company shall continue to promptly keep Parent informed in all material respects of the status and details of any such Purchase Proposal, including any changes in price, structure, form of consideration or closing conditions.

                      (ii) Neither the Board of Directors of the Company nor any committee thereof shall (A) withdraw or modify (in a manner adverse to Parent or Merger Sub) or publicly propose to withdraw or modify (in a manner adverse to Parent or Merger
                Sub) the approval by such Board of Directors of this Agreement or the transactions contemplated hereby, (B) approve or recommend, or publicly propose to approve or recommend, any Purchase Proposal or (C) enter into any agreement with respect to any Purchase Proposal, unless the Company receives a

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

                Superior Proposal that resulted from an unsolicited Purchase Proposal which did not result from any breach of ss.8(i)(i) and the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that in order to comply with its fiduciary duties to the Company's Stockholders under applicable law it is necessary for the Board of Directors of the Company to withdraw or modify its approval of this Agreement or the transactions contemplated hereby, approve such Superior Proposal or enter into an agreement with respect to such Superior Proposal; provided that, neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or publicly propose to withdraw or modify, its approval of this Agreement or the transactions contemplated hereby, approve or recommend, or publicly propose to approve or recommend, such Superior Proposal or enter into an agreement with respect to such Superior Proposal for a period of not less than three Business Days after Parent's receipt of notice of such Superior Proposal pursuant to ss.8(i)(i) above; provided further, that during such three Business Day-period, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise or amend this Agreement so that the Purchase Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal.

                      (iii) Notwithstanding anything contained in this
                Agreement to the contrary, any action by the Board of Directors of the Company permitted by this ss.8(i) shall not constitute a breach of this Agreement by the Company. Nothing contained in this Agreement shall prevent the Company or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Securities Exchange Act of 1934, as amended, with respect to a Purchase Proposal.

                 (j) Restrictive Covenants. For a period of six months from and after the Effective Time, Individual shall not solicit or take any steps specifically intended to induce any person who is then an employee of any of the Company or its Subsidiaries in a management, supervisory or senior operational position (which includes, without limitation, area managers and center directors), to leave his or her employment to become an employee of Individual, Individual's employer or of any Person which has engaged Individual to represent it; provided, however, that nothing herein shall apply to any employee (i) who ceases to be employed by the relevant employer entity prior to any such solicitation or steps, (ii) who contacts Individual or such employer or Person represented by Individual on his or her own initiative without any solicitation from Individual, (iii) who approaches Individual or such employer or Person represented by Individual in response to any broad-based solicitation of employment in publications or through advertisements or (iv) who is presented to Individual or such employer or Person represented by Individual by a placement agency or other similar business, so long as such agency has not been directed by Individual or such employer or Person represented by Individual to solicit or approach such employee. If the final judgment of a court of competent jurisdiction declares that any term or provision of this ss.8(j) is invalid or unenforceable, Individual and Parent agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision,

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

and this ss.8(j) shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                 (k)  Indemnification of Directors and Officers; Insurance.

                      (i) The Surviving Corporation shall maintain in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and by-laws provisions identical with respect to elimination of personal liability, indemnification and advancement of expenses (provided that, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the individuals who at or prior to the Effective Time were directors, officers, agents or employees of the Company as those contained in the Company's certificate of incorporation and by-laws as in effect on the date of this Agreement. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (each, for purposes of this ss.8(k) only, an "Indemnified Party" and, collectively, the "Indemnified Parties") against (A) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions ("Actions") occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries (for purposes of this ss.8(k) only, the "Indemnified D&O Liabilities"), and (B) all Indemnified D&O Liabilities to the extent they are based in whole or in part on or arise in whole or in part out of or pertain to this Agreement or the transactions contemplated hereby. In the event of any Action, the Surviving Corporation shall control the defense of such Action with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnified Party; provided however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any conflict between the Surviving Corporation and any Indemnified Parties or there are additional defenses available to any Indemnified Parties which are not available to the other defendants, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel; provided however, that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. Neither Parent nor the Company shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to the indemnification payments provided in ss.8(k)(i) shall be that such defendant not have settled any Action without the consent of Parent. Neither Parent nor the Company shall have any obligation hereunder to any such defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such defendant in the manner contemplated hereby is prohibited by applicable Law. Upon the Effective Time, the Surviving Corporation shall remain liable for all of its obligations under the existing indemnification agreements with each of the directors and officers of the Company or any of its Subsidiaries.

                      (ii) Parent shall cause the Surviving Corporation to maintain in effect for six years from the Effective Time policies (or "tail" policies) of directors' and officers' liability insurance containing terms and conditions which are not less advantageous than those policies maintained by the Company at the date hereof, with respect to matters occurring at or prior to the Effective Time, to the extent available, and having the maximum available coverage under the current policies of directors' and officers' liability insurance; provided that the Surviving Corporation shall not be required to spend in excess of 200% of the current annual premium therefor (such 200% amount, the "Maximum Premium"); and provided, further, that if the Surviving Corporation would be required to spend in excess of the Maximum Premium per annum to obtain insurance having the maximum available coverage under the current policies, the Surviving Corporation will be required to or procure as much insurance coverage as it is able to obtain for a premium equal to the Maximum Premium.

                      (iii) If Parent or the Surviving Corporation (A)
                consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations of the Surviving Corporation set forth in this ss.8(k).

                      (iv) The covenants contained in this ss.8(k) shall
                survive the Effective Time until fully discharged and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

                 (l)  Certain Labor Matters.

                      (i) WARN. Parent shall not, at any time prior to 90 days after the Closing Date, effectuate a "plant closing" or

                "mass layoff", as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Surviving Corporation, without complying with the notice requirements and other provisions of WARN. The Parent shall provide a full defense to, and indemnify the Stockholders for any loss, liability, claim, damage or expense (including attorney's fees and other costs of defense) which the Stockholders may incur in connection with, any suit or claim of violation brought against the Surviving Corporation under WARN for any actions taken by the Parent with regard to any site of employment, facility, operating unit or employee affected by this Agreement on or after the Closing Date. At the Closing, the Company shall deliver a complete and accurate list of full-time employees that have experienced an employment loss in the 90-day period prior to the Closing Date from any site of employment of the Company or its Subsidiaries that employed fifty or more individuals at the time of such employment loss.

                      (ii) COBRA. Parent and the Surviving Corporation shall be liable for all notices (or lack thereof) and benefits (or lack thereof) required to be provided to Company employees under COBRA on or after the Effective Time and shall be responsible for all liabilities and obligations with respect to the provision of any notice and benefits (or lack thereof) to any Company employees that arise under COBRA on or after the Effective Time. Further, Parent shall, and shall cause the Surviving Corporation to, provide any required notices and benefits, and to indemnify and hold harmless the Stockholders from any liability, under COBRA and any other related applicable laws that may arise with respect to any "qualifying event" (as defined by COBRA) of any Company employee that occurs due to the actions or failure to act of Parent or the Surviving Corporation on or after the Effective Time.

                 (m) Severance Benefits. To the extent severance benefits arise as a result of the Merger (whether alone or in connection with any subsequent events(s)) under (i) any severance arrangements in effect prior to the Effective Time (including the Headquarters Severance Plan approved by the Company's Board of Directors on March 10, 2004, including modifications approved on or about October 21, 2004 and November 5, 2004 (the "Headquarters Plan"), (ii) any severance agreements between the Company and each of the officers and senior directors of the Company approved by the Company's Board of Directors on March 10, 2004, including modifications approved on or about October 21, 2004 and November 5, 2004 (the "Severance Agreements") or (iii) the severance policy generally applicable to employees of the Company and providing up to a maximum of four weeks of severance (except in the case of certain field operating management and corporate office personnel whose severance is based on length of service pursuant to such policy), as set forth in the Company's Employee Benefits Manuals (the "Severance Policy"), Parent shall cause the Surviving Corporation to honor such plans with respect to such benefits, as applicable, for each employee of the Company that is employed with the Company immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, from the Effective Time until the first anniversary of the Effective Time, maintain a severance pay practice, program or arrangement for the benefit of each employee of the Company that is no less favorable than the Severance Policy with respect to such employee.

                 (n)  Employee Benefits.

                      (i) From the Effective Time until the one year anniversary of the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, compensation levels and employee benefits under plans, programs and arrangements which, in the aggregate, will provide compensation and benefits to employees of the Company which are substantially comparable to those provided pursuant to the plans, programs and arrangements of the Company as of the Effective Time (excluding the Company's stock option and deferred compensation plans); provided that this covenant shall not require Parent, Merger Sub or the Surviving Corporation to continue in effect any particular Company Benefit Plan.

                      (ii) With respect to any welfare benefit plans maintained by Parent or its Subsidiaries for the benefit of employees of the Company on and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) cause there to be waived any eligibility requirements or pre-existing condition limitations to the extent such eligibility requirements or pre-existing condition limitations were waived by the applicable plans of the Company, and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid by such employees with respect to comparable Company Plans. Parent shall, or shall cause the Surviving Corporation to, give employees of the Company full credit for purposes of eligibility and vesting and benefit accrual (other than benefit accrual under a defined benefit pension plan) under the employee benefit plans or arrangements maintained by the Parent or its Subsidiaries in which such employees participate for such employees' service with the Company or its affiliates or predecessors, to the same extent recognized by the Company under comparable Company Plans.

                      (iii) Prior to the Effective Time, the Company shall
                be entitled to, in its discretion, give irrevocable instructions to the trustee of the grantor trust established to fund the benefits under the Company's nonqualified deferred compensation plan to pay on the Closing Date the full account balance of each participant in such plan. Parent shall not, and shall not permit any of its Affiliates to, take any action to revoke, alter or delay such instructions or payment.

                      (iv) With respect to any annual bonus of any employee of the Company or its Subsidiaries for the fiscal year in which the Closing occurs, in determining the Company's performance components based on actual EBITDA or net income of the Company and/or its Subsidiaries, if applicable, compared to planned EBITDA or net income, the Company shall use its best efforts to determine such components on a basis equivalent to the manner that such components would have been determined if the Closing had not occurred, which determination will include, without limitation, the exclusion of all costs and expenses (including legal and accounting fees and expenses) incurred in connection with (A) this Agreement and the transactions contemplated hereby, and (B) the preparation and filing of, and transactions contemplated by, that certain Registration Statement on Form S-1 (Registration

                No. 333-114693) filed with the SEC on April 21, 2004, as amended to date, and that certain Registration Statement on Form S-4 (Registration No. 333-114701) filed with the SEC on April 22, 2004, as amended to date.

          9.      Conditions to Obligation to Close.

                 (a) Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Stock Purchase and the Merger and to consummate the other transactions herein is subject to satisfaction of the following conditions at or prior to the Closings:

                      (i) each of the representations and warranties set forth in ss.7 above shall be true and correct at and as of the Effective Time, as if made at and as of such date (except for those representations and warranties which are made as of a specific date or only with respect to a specific period of time which shall be true and correct only as of such date or with respect to such time period), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect;

                      (ii) the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Effective Time;

                      (iii) the Company and its Subsidiaries shall have
                procured (A) the third party consents set forth in ss.9(a)(iii)(A) of the Company Disclosure Schedule and (B) those consents, or it is reasonably likely based on communications with such Governmental Authority that the Company will obtain those consents, from Governmental Authorities under the Governmental Permits set forth in ss.9(a)(iii)(B) of the Company Disclosure Schedule, except where the failure to obtain such consents under clauses (A) and (B) above (or reasonable likelihood of obtaining such consents under clause (B)), together with any asset divestiture or other modification required pursuant to the Letter Agreement and any actions, amendments or modifications necessary to secure the Transfer Consent of the CMBS Loan as set forth in the Letter Agreement, would not reasonably be expected to have a Material Adverse Effect (without application of clause (b) of the definition thereof to such divestitures and modifications, such actions, amendments and modifications or such failures to obtain consents from third parties or Governmental Authorities);

                      (iv) no action, suit, or proceeding shall be pending before any court of any federal, state or local jurisdiction of competent jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); provided, however, that if Parent or Merger Sub seeks to invoke this condition with respect to any action, suit or proceeding, the Sellers shall be entitled to cause Parent and Merger Sub to automatically waive this condition and thereafter this condition shall have no further effect with respect to such action, suit or proceeding if the Sellers shall deliver to Parent and Merger Sub an executed instrument agreeing to indemnify Parent, Merger Sub and the Parent Indemnified Parties from and against any Adverse Consequences such Indemnified Party actually suffers resulting from, arising out of or caused by such action, suit or proceeding, such indemnification to be from the Escrow Fund and otherwise subject to ss.10, except that the Deductible Amount and De Minimis Claim size shall not apply;

                      (v) between the date hereof and the Effective Time, there shall not have been any Material Adverse Effect;

                      (vi) the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in ss.9(a)(i) and (ii) is satisfied;

                      (vii) each of the representations and warranties set
                forth in ss.6 above that is qualified as to materiality shall be true and correct, and each of the representations and warranties set forth in ss.6 above that is not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Time, as if made at and as of such date (except for those representations and warranties which are made as of a specific date or only with respect to a specific period of time which shall be true and correct in all material respects only as of such date or with respect to such time period) except for changes contemplated or permitted by this Agreement;

                     (viii) each of the Sellers shall have performed and
                complied with all of its covenants hereunder in all material respects through the Effective Time;

                      (ix) each of the Sellers shall have delivered to Parent a certificate of, in the case of KKR and TCW, an appropriate officer, to the effect that each of the conditions specified above in ss.9(a)(vii) and (viii) is satisfied with respect to itself;

                      (x) the Company shall have delivered to Parent a certificate containing the Company's estimated costs and expenses as contemplated in ss.12(k); and

                      (xi)  all applicable waiting periods (and any
                extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

Parent and Merger Sub may waive any condition specified in this ss.9(a) if they execute a writing so stating at or prior to the Effective Time.

                 (b) Conditions to Obligation of the Company and the Sellers. The obligation of the Company and the Sellers to effect the Stock Purchase and the Merger and to consummate the other transactions herein is subject to satisfaction of the following conditions at or prior to the Closings:

                      (i) each of the representations and warranties set forth in ss.5 above that is qualified as to materiality shall be true and correct, and each of the representations and warranties set forth in ss.5 above that is not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Time, as if made at and as of such date (except for those representations and warranties which are made as of a specific date or only with respect to a specific period of time which shall be true and correct in all material respects only as of such date or with respect to such time period);

                      (ii) each of Parent and Merger Sub shall have performed and complied with all of its covenants hereunder in all material respects through the Effective Time;

                      (iii) no action, suit, or proceeding shall be pending
                before any court of any federal, state or local jurisdiction of competent jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); provided, however, that if the Company seeks to invoke this condition with respect to any action, suit or proceeding, Parent and Merger Sub shall be entitled to cause the Company to automatically waive this condition and thereafter this condition shall have no further effect with respect to such action, suit or proceeding if the Parent and Merger Sub shall deliver to the Company an executed instrument agreeing to indemnify the Company and the Stockholder Indemnified Parties from and against any Adverse Consequences such Indemnified Party actually suffers resulting from, arising out of or caused by such action, suit or proceeding;

                      (iv) Parent shall have delivered to the Company and each of the Sellers a certificate to the effect that each of the conditions specified above in ss.9(b)(i) and (ii) is satisfied in all respects; and

                      (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

The Company and the Sellers may waive any condition specified in this ss.9(b) if each executes a writing so stating at or prior to the Effective Time.

          10.    Remedies for Breaches of this Agreement.

                 (a) Bring down and Survival of Representations and Warranties. If the Closing occurs, (i) Parent and Merger Sub hereby, jointly and severally, represent and warrant that all of the representations and warranties made by them in ss.5 hereof are true and correct in all material respects as of the Closing Date, as though made on the Closing Date, unless such representations and warranties are made only as of another date, in which case they shall be true and correct in all material respects as of such date,
(ii) each of the Sellers hereby severally represents and warrants solely as to itself or himself (as the case may be) that all of the representations and warranties made by it or him in ss.6 hereof are true and correct in all material respects as of the Closing Date, except as set forth in the Seller Disclosure Schedule or in the Company SEC Filings filed prior to the date hereof, as though made on the Closing Date, unless such representations and warranties are made only as of another date, in which case they shall be true and correct in all material respects as of such date and (iii) the Company represents and warrants that all of the representations and warranties made by it in ss.7 hereof are true and correct in all material respects as of the Closing Date, except as set forth in the Company Disclosure Schedule or in the Company SEC Filings filed prior to the date hereof, as though made on the Closing Date, unless such representations and warranties are made only as of another date, in which case they shall be true and correct in all material respects as of such date. All of the representations and warranties of Parent and Merger Sub contained in ss.5 above, all of the representations and warranties of the Sellers contained in ss.6 above and all of the representations and warranties of the Company contained in ss.7 above shall survive the Effective Time hereunder and continue in full force and effect for a period of one (1) year thereafter.

                 (b)  Indemnification Provisions.

                      (i) In the event any of the Company or the Sellers breaches any of their:

                           (A) representations and warranties contained herein
               (without regard to any limitation, qualification or exception based upon any use of the word "material" or derivations thereof in any representation or warranty herein, which shall be disregarded for purposes of determining whether a breach of such representation or warranty has occurred and the amount of Adverse Consequences resulting therefrom; provided, however, that the word "material" and derivations thereof in the representations and warranties contained in ss.7(h), ss.7(i) and the first sentence of ss.7(j) shall not be disregarded for such purposes) and provided that Parent makes a written claim for indemnification against the Stockholders pursuant to ss.12(g) below within the survival period for such representation and warranty pursuant to ss.10(a) above; or

                          (B) covenants contained herein,

               then, subject to the provisions of this ss.10, each of the Stockholders (each, a "Stockholder Indemnifying Party" or, collectively, the "Stockholder Indemnifying Parties") agrees, jointly and severally, to indemnify Parent, Affiliates of Parent (including Merger Sub and after the Effective Time, the Surviving Corporation and its Subsidiaries), and each of their respective officers, directors, agents or employees, and their respective successors and assigns (each a "Parent Indemnified Party," or, collectively, the "Parent Indemnified Parties") from and against any Adverse Consequences a Parent Indemnified Party actually suffers resulting from, arising out of, or caused by such breach. Notwithstanding the foregoing, (A) the Stockholder Indemnifying Parties shall not have any obligation to indemnify Parent Indemnified Parties pursuant to this ss.10(b)(i) until the Parent Indemnified Parties have suffered Adverse Consequences by reason of all such breaches in excess of $3,000,000 (the "Deductible Amount"), after which, subject to the other provisions of this ss.10, the Stockholder Indemnifying Parties shall be obligated to indemnify the Parent


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               Indemnified Parties from and against the amount of any excess
               Adverse Consequences above the Deductible Amount solely from the Escrow Fund in accordance with the terms of the Escrow Agreement, (B) no Adverse Consequence may be claimed under ss.10(b)(i)(A) by the Parent Indemnified Parties or shall be indemnified against by the Stockholder Indemnifying Parties or the Sellers or shall be included in determining the aggregate Adverse Consequences set forth in clause (A) above, unless the Adverse Consequences suffered by the Parent Indemnified Parties resulting from, arising out of, or caused by, any single or aggregated claims arising out of the same set of facts, events or circumstances, exceeds $20,000 (the "De Minimis Claim Size"), (C) there will be an aggregate ceiling equal to the amount of funds in the Escrow Account from time to time on the obligation of the Stockholder Indemnifying Parties to indemnify the Parent Indemnified Parties pursuant to this ss.10(b)(i) and ss.9(a)(iv), and (D) the right of the Parent Indemnified Parties to seek indemnification under ss.10(b)(i) shall be limited to and capped at the Escrow Amount (as increased by any net profit from, or interest or income produced by, Permitted Investments in the Escrow Fund) and such monies as are on deposit in the Escrow Fund shall be the sole and exclusive source from which indemnification obligations of the Stockholders to any Parent Indemnified Party under this ss.10(b)(i) may be satisfied.

                      (ii) In the event any of the Parent or Merger Sub
               breaches any of their:

                           (A) representations and warranties contained herein
               (without regard to any limitation, qualification or exception based upon any use of the word "material" or derivations thereof in any representation and warranty herein, which shall be disregarded for purposes of determining whether a breach has occurred and the amount of Adverse Consequences resulting therefrom) and provided that the Stockholders' Representative makes a written claim for indemnification against Parent or Merger Sub, as the case may be, pursuant to ss.12(g) below within the survival period for such representations and warranty pursuant to ss.10(a) above; or

                           (B) covenants contained herein,

               then, subject to the provisions of this ss.10, Parent and Merger Sub (each, a "Parent Indemnifying Party" or, collectively, the "Parent Indemnifying Parties" and, together with the Stockholder Indemnifying Parties, the "Indemnifying Parties") agrees, jointly and severally, to indemnify the Stockholders, Affiliates of Stockholders (excluding after the Effective Time the Surviving Corporation and its Subsidiaries), and each of their respective officers, directors, agents or employees, and their respective successors and assigns (each a "Stockholder Indemnified Party," or, collectively, the "Stockholder Indemnified Parties" and, together with the Parent Indemnified Parties, the "Indemnified Parties") from and against any Adverse Consequences a Stockholder Indemnified Party actually suffers resulting from, arising out of, or caused by the breach.

                     (iii) For a period of one year from and after the
               Effective Time, the Sellers shall indemnify the Parent Indemnified Parties from and against any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Parent Indemnified Parties become liable or obligated as a


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               result of any agreement entered into by the Company or the
               Stockholders on a several and not joint basis pro rata according to each Seller's percentage of the total Purchase Price, Merger Consideration and Option Payment received by all of the Sellers.

                      (iv) For a period of one year from and after the
                Effective Time, the Sellers shall indemnify the Parent Indemnified Parties from and against the fees and expenses described in the final sentence of ss.12(k) on a several and not joint basis pro rata according to each Seller's percentage of the total Purchase Price, Merger Consideration and Option Payment received by all of the Sellers.

                (c)   Matters Involving Third Parties.

                      (i) If any third party shall notify any Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Indemnifying Party under this ss.10, then the Indemnified Party shall promptly notify Parent or the Stockholders Representative (as the case may be) thereof in writing describing the Third Party Claim in reasonable detail (a "Notice of Indemnification"), which notice shall contain an estimate of the amount of Adverse Consequences, if known, and method of computation thereof, and a reference to the specific provisions of this Agreement in respect of which it elects to seek indemnification; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                      (ii) Any Indemnifying Party shall have the right to
                defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that (1) in the case of a Parent Indemnifying Party, the Parent Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder or
                (2) in the case of a Seller Indemnifying Party, the amount of the Third Party Claim does not, or would not reasonably be expected to, exceed the Escrow Amount as then currently in effect and (B) the Indemnifying Party conducts the defense of the Third Party Claim reasonably diligently; provided, however, that the Indemnifying Party notifies the Indemnified Party in writing of its election to assume such defense prior to the commencement of trial of such Third Party Claim (the "Notice Period"). An election by the Indemnifying Party to so assume the defense of any such Third Party Claim shall constitute an admission by the Indemnifying Party that it is obligated to indemnify the Indemnified Party with respect to such Third Party Claim; provided that during the Notice Period the Indemnified Party provides all such reasonable information, access and assistance to the Indemnifying Party to assess whether the claim is indemnifiable hereunder. In the event that an Indemnifying Party exercises the right to the assume defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and use reasonable best


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

                efforts to make available to the Indemnifying Party, at the Indemnifying Party's expense (excluding normal internal overhead), all relevant witnesses, records, materials and information in the Indemnified Party's possession or control as is reasonably required by the Indemnifying Party. If the Indemnifying Party does not exercise its right to assume the defense of any such Third Party Claim, nothing herein or any actions taken by any party hereunder shall be used as an inference that such Third Party Claim is or is not indemnifiable pursuant to this ss.10.

                     (iii) If the Indemnifying Party has assumed the
                defense of a Third Party Claim in accordance with ss.10(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably or delayed) unless any such judgment or settlement involves only the payment of money damages by one or more of the Indemnifying Parties and any such settlement contains a full and complete release in favor of all Indemnified Parties. The Indemnified Party shall, at the reasonable request of the Indemnifying Party, provide the Indemnifying Party with periodic updates on the status of any Third Party Claim for which the Indemnifying Party has not assumed the defense and shall use reasonable efforts to retain records pertaining to such Third Party Claim for a reasonable period of time.

                     (iv) During the Notice Period and thereafter, unless and until such time as the Indemnifying Party elects to defend the Indemnified Party against a Third Party Claim, (A) the Indemnified Party may defend the Third Party Claim in any manner it reasonably may, upon advice of counsel and after reasonable consultation with the Indemnifying Party, deem appropriate; provided that (1) the Indemnified
                Party's choice of counsel shall be reasonably satisfactory to the Indemnifying Party and (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

                (d)   Determination of Adverse Consequences.

                      (i) Certain Limitations. The amount of any Adverse Consequences with respect to any claim for indemnification hereunder shall be determined net of (i) any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party or any of its Affiliates (it being understood that the Indemnified Party and its Affiliates shall pursue such proceeds or payments in good faith, provided that good faith shall not require the filing of a lawsuit) with respect to such claim (such proceeds or payment to be paid over to the Indemnifying Party up to the amount paid by the Indemnifying Party if received after

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                payment of the indemnification claim by the Indemnifying
                Party) and (ii) any reserves provided for the item in question in the Financial Statements. Each of the Parties agrees to take, and cause its Indemnified Parties to take, all reasonable steps to mitigate their respective Adverse Consequences upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Adverse Consequence that are indemnifiable pursuant to this ss.10. The amount of any Adverse Consequences with respect to any claim for indemnification hereunder shall be determined net of any Tax benefit actually realized by the Indemnified Party with respect to such claim; provided, however, that any Tax benefit resulting from such a claim shall be determined only after applying all other deductions and losses, including any net operating loss carryforwards, available to the Indemnified Party, as if the Tax benefit arising from such claim did not exist (for example, all existing net operating loss carryforwards would have to be exhausted before a "Tax benefit" would be actually realized from such a claim) and provided further that creating or increasing a net operating loss carryforward shall be deemed not to create a Tax benefit. To the extent such claim does not give rise to a currently realizable Tax benefit, if the amount with respect to which any claim is made gives rise to a subsequently realized Tax benefit to the Indemnified Party, such Indemnified Party shall refund to the Indemnifying Party the amount of such Tax benefit when, as and if realized. The amount of Adverse Consequences for any claim for indemnification hereunder shall include interest at the Applicable Rate from the date that is five (5) days after the time the Indemnified Party paid such amount to a third party through and including the date of payment of such claim by the Indemnifying Party.

                      (ii) Matters Involving Environmental Claims. Parent
                agrees to cooperate with the Sellers and to take all commercially reasonable actions to mitigate all Adverse Consequences that would otherwise be subject to indemnification under ss.10(b) above regarding any breach of any representation or warranty in ss.7(w) above. Nothing in this Agreement shall be construed to preclude the Parent Indemnified Party (or any Affiliate) from acting in a commercially reasonable and prudent manner (it being understood that whether an action is commercially reasonable and prudent shall be determined without any consideration of the indemnification set forth under ss.10(b) above regarding any breach of any representation or warranty in ss.7(w) above) after becoming aware of any Liabilities under Environmental Law or Environmental Claims (or conditions that could reasonably be expected, if the affected property continues to be used in the same manner in which it is currently used, to give rise to such claims or Liabilities). In any case, the Stockholder Indemnifying Parties shall have no obligation to indemnify for any Adverse Consequences arising out of the implementation by or on behalf of the Parent Indemnified Party (or any Affiliate) of measures with respect to the condition giving rise to such claim for indemnification, to the extent such measures are not (i) reasonably cost-effective for addressing such condition, (ii) required by applicable Environmental Law in effect as of the Effective Date or by any environmental regulatory authority with jurisdiction over the matter acting pursuant to such Environmental Law, or (iii)


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                reasonably necessary for the continued use of the property at issue as it was used immediately prior to the Closing Date.

                (e)   Other Indemnification Provisions.

                      (i) The Parties agree that, from and after the
                Effective Time, the remedies provided in this ss.10 ["Remedies for Breaches of this Agreement"], ss.12(k) ["Miscellaneous-Expenses"] and ss.12(o) ["Miscellaneous-Specific
                Performance"] are the exclusive remedies for any breach of any representation, warranty or covenant under this Agreement; provided that, for the avoidance of doubt, nothing herein shall limit any party's liability for fraud or willful misconduct. Effective as of the Effective Time, and without limiting any rights any Seller may have hereunder or pursuant to any other agreement or instrument benefiting such Seller, each Seller hereby waives, and acknowledges and agrees that it shall not have and shall not exercise or assert, any right of contribution or subrogation against the Company or the Surviving Corporation in connection with any Adverse Consequences claimed by any Parent Indemnified Party pursuant to ss.10(a) by reason of the fact that the Company is the Party which made the representation or warranty or agreed to the covenant which is the basis for such indemnification claim. Each of the Sellers hereby agree, as among themselves and without limiting the rights of any Parent Indemnified Party, that they shall be liable for, and contribute an amount equal to, any indemnity payment made by any other Seller (including by disbursement of such other Seller's pro rata interest in the Escrow Fund) (x) arising out of a breach by such Seller of any representation, warranty or covenant under this Agreement or (y) made pursuant to Section 10(b)(iii) and relating to a broker, finder or agent that was retained by such Seller or an Affiliate of such Seller (other than the Company or any of its Subsidiaries).

                      (ii) Any indemnification payments made pursuant to
                this ss.10 and ss.12(k) shall be treated for Tax purposes as an adjustment to the consideration received by the Stockholders unless otherwise required by applicable Law.

                (f)   Escrow Fund Procedures.

                      (i) Distributions from Escrow Fund to Stockholders. Upon the one-year anniversary of the Closing Date (the "Distribution Date"), the Escrow Agent shall deliver any remaining amounts in the Escrow Fund to the Stockholders based on each Stockholder's sharing percentage to be set forth in the Escrow Agreement (the "Sharing Percentage"), less any amounts that would be reasonably necessary to satisfy any then pending and unsatisfied or unresolved claims specified in any Escrow Claim Notice delivered to the Escrow Agent prior to the Distribution Date, and less any applicable withholding tax. Amounts not distributed under the foregoing from time to time in respect of pending and unsatisfied or unresolved claims shall remain in the Escrow Fund until the related claims have been resolved or until any such portion of such amounts is determined pursuant to ss.10(f)(iv) to be no longer necessary


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                to satisfy such claims. As soon as all such claims have been resolved or any such portion of such amounts is determined pursuant to ss.10(f)(iv) to be no longer necessary to satisfy such claims, the Escrow Agent shall deliver to the Stockholders based on each Stockholder's Sharing Percentage the remaining portion of such undistributed amount, if any (and any remaining amounts in the Representative Expense
                Fund), not required to satisfy such claims (less any applicable withholding tax).

                      (ii) Claims Upon Escrow Fund. Upon receipt by the
                Escrow Agent on or before the Distribution Date of a notice from Parent (an "Escrow Claim Notice"),

                           (A) stating that an indemnification claim or
                      claims pursuant to ss.10(b)(i) or any other provision of this Agreement that expressly contemplates payment to be made out of the Escrow Fund is being made;

                           (B) stating, in the case of an indemnification
                      claim or claims pursuant to ss.10(b)(i) of this Agreement that Adverse Consequences are in excess of the Deductible Amount; and

                           (C) specifying in reasonable detail the Adverse
                      Consequences in respect of the claim, the Escrow Agent shall, subject to the provisions of ss.ss.10(a), 10(f)(iii) and 10(f)(iv), deliver to Parent out of the Escrow Fund, as promptly as practicable, cash held in the Escrow Fund in an amount equal to such Adverse Consequences. Cash contributed to the Escrow Fund by the Stockholders in accordance with ss.4(c) hereof shall be delivered to Parent out of the Escrow Fund pro rata based on each Stockholder's contribution to the Escrow Fund.

                      (iii) Objections to Claims. At the time of delivery of
                any Escrow Claim Notice to the Escrow Agent, a duplicate copy of such Escrow Claim Notice shall be delivered to the Stockholders' Representative, and, for a period of thirty (30) Business Days after the receipt by the Escrow Agent of such Escrow Claim Notice, the Escrow Agent shall make no payment pursuant to ss.10(f)(ii) hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Representative to make such delivery. After the expiration of such thirty (30) Business Day period, the Escrow Agent shall make payment in accordance with ss.10(f)(ii) hereof; provided that no such payment may be made if the Stockholders' Representative shall object in a written statement to the claim made in the Escrow Claim Notice and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such thirty (30) Business Day period.

                      (iv) Resolution of Conflicts.

                           (A) In case the Stockholders' Representative
                      shall so object in writing to any claim or claims by Parent made in any Escrow Claim Notice, the Stockholders' Representative and Parent shall attempt


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                      in good faith for thirty (30) Business Days to agree
                      upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall pay the amount set forth in such memorandum in accordance with the terms thereof.

                           (B) If no such agreement can be reached after
                      good faith negotiation, Parent or the Stockholders' Representative may institute proceedings in a court of competent jurisdiction (in accordance with ss.12(p)) to resolve any such dispute, and each of Parent and Stockholders' Representative shall seek to resolve such dispute in as expeditious a manner as practicable. The parties to any such proceeding shall each pay its own costs and expenses incurred in connection with the application of the provisions of ss.10(f)(iv).

                (g)   Stockholders' Representative.

                     (i) Appointment. The Company and the Stockholders hereby appoint KLC as agent and attorney-in-fact (the "Stockholders' Representative") for and on behalf of the Stockholders. The Stockholders' Representative shall have full power and authority to represent all of the Stockholders and their successors with respect to all matters arising under this Agreement and the Escrow Agreement and all actions taken by the Stockholders' Representative hereunder and thereunder shall be final, conclusive and binding upon all such Stockholders and their successors as if expressly confirmed and ratified in writing by each of them and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. The Stockholders' Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Stockholders, as fully as if the Stockholders were acting on their own behalf, including executing the Escrow Agreement as Stockholders' Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Stockholders' Representative or any Stockholder, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Stockholders' Representative in connection with this Agreement and the Escrow Agreement, bringing all indemnity claims against the Parent Indemnifying Parties pursuant to ss.10(b)(ii), defending all indemnity claims against the Stockholders pursuant to ss.10(b)(i) of this Agreement (a "Parent Indemnity Claim"), consenting to, compromising or settling all Parent Indemnity Claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent and the Escrow Agent under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement and the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement, and


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               engaging counsel, accountants or other Stockholders'
               Representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholders' Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all such Stockholders and such successors.

                      (ii) Authorization. By their approval and adoption of
                this Agreement, the Stockholders hereby authorize the Stockholders' Representative, on the Stockholders' behalf, to:

                           (A) receive all notices or documents given or to
                      be given to any of the Stockholders by Parent pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;

                           (B) deliver to Parent at the Effective Time all
                      certificates and documents to be delivered to Parent by any of the Stockholders pursuant to this Agreement, together with any other certificates and documents executed by any of the Stockholders and deposited with the Stockholders' Representative for such purpose;

                           (C) engage legal counsel, and such accountants
                      and other advisors for any of the Stockholders and incur such other expenses on behalf of any of the Stockholders in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Stockholders' Representative may in its sole discretion deem appropriate; and

                           (D) take such action on behalf of any of the
                      Stockholders as the Stockholders' Representative may in its sole discretion deem appropriate in respect of:

                           1. taking such other action as the Stockholders'
                              Representative or any of the Stockholders is authorized to take under this Agreement or the Escrow Agreement;

                           2. receiving all documents or certificates and
                              making all determinations, on behalf of any of the Stockholders, required under this Agreement or the Escrow Agreement;

                           3. all such other matters as the Stockholders'
                              Representative may in its sole discretion deem necessary or appropriate to consummate this


                                      68
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                              Agreement or the Escrow Agreement and the
                              transactions contemplated hereby and thereby;
                              and

                           4. all such action as may be necessary after the
                              Effective Time to carry out any of the
                              transactions contemplated by this Agreement and the Escrow Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to ss.10 and any waiver of any obligation of Parent or the Surviving Corporation.

                      All actions, decisions and instructions of the Stockholders' Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any claim or cause of action against the Stockholders' Representative, and the Stockholders' Representative shall have no liability to any Stockholder, for any action taken, decision made or instruction given by the Stockholders' Representative in connection with the Escrow Agreement or this Agreement, except in the case of its own gross negligence or willful misconduct.

                     (iii) Indemnification of Stockholders' Representative.
                The Stockholders' Representative shall incur no liability to the Stockholders or the Escrow Agent with respect to any action taken or suffered by it in reliance upon any note, direction, instruction, consent, statement or other documents reasonably believed by the Stockholders' Representative to be genuinely and duly authorized by at least a majority in interest of the Stockholders (or the successors or assigns thereto), nor for other action or inaction taken or omitted in good faith in connection herewith or with the Escrow Agreement, in any case except for liability to the Stockholders for its own gross negligence or willful misconduct. The Stockholders' Representative shall be indemnified for and shall be held harmless by the Stockholders against any loss, liability or expense incurred by the Stockholders' Representative or any of its Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Stockholders' Representative's conduct as Stockholders' Representative, other than such losses, liabilities or expenses resulting from the Stockholders' Representative's gross negligence or willful misconduct in connection with its performance under this Agreement and the Escrow Agreement. This indemnification shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be paid from the Representative Expense Fund, and thereafter and otherwise shall be the responsibility of the Stockholders. For all purposes hereunder, a majority in interest of the Stockholders shall be determined on the basis of each Stockholder's ownership of Company Common Stock immediately prior to the Effective Time (assuming the exercise or conversion of all Company Stock Options outstanding immediately prior to the

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

                Effective Time). The Stockholders' Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholders' Representative in accordance with such advice, the Stockholders' Representative shall not be liable to the Stockholders or the Escrow Agent. In no event shall the Stockholders' Representative be liable under this ss.10(g) or otherwise for any loss of profits or incidental, consequential, indirect, special, punitive, exemplary or other similar damages.

                      (iv) Access to Information. Subject to applicable
                privileges, Parent shall provide the Stockholders' Representative reasonable access, subject to appropriate confidentiality restrictions, to information of and concerning any Parent Indemnity Claim which is in the possession or control of Parent and the reasonable assistance of the Surviving Corporation's officers and employees for purposes of performing the Stockholders' Representative's duties under this Agreement or the Escrow Agreement and exercising its rights under this Agreement and the Escrow Agreement, including for the purpose of evaluating any Parent Indemnity Claim by Parent; provided that the Stockholders' Representative shall treat confidentially and not, except as reasonably necessary in connection with enforcing its rights or the rights of the Stockholders hereunder or under the Escrow Agreement, disclose any nonpublic information from or concerning any Parent Indemnity Claim to anyone (except to the Stockholders' Representative's attorneys, accountants or other advisers, to Stockholders, to the arbitrators appointed to resolve disputes pursuant to this Agreement, and on a need-to-know basis to other individuals who agree to keep such information confidential).

                      (v) Reasonable Reliance. In the performance of its duties hereunder, the Stockholders' Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by any Stockholder or Parent. The Stockholders' Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

                      (vi) Attorney-in-Fact.

                           (A) The Stockholders' Representative is hereby
                      appointed and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Stockholders' Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement.


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


                           (B) This power of attorney and all authority
                      hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Stockholder, by operation of law, whether by such Stockholder's death, disability protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Stockholder hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the end of the survival period set forth in ss.10(a) and the complete distribution of the Escrow Fund.

                           (C) Each Stockholder hereby waives any and all
                      defenses which may be available to contest, negate or disaffirm the action of the Stockholders'
                      Representative taken in good faith under the Escrow Agreement.

                           (D) Notwithstanding the power of attorney
                      granted in this ss.10(g), no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Stockholders having signed or given such directly instead of the Stockholders' Representative.

                     (vii) Liability. If the Stockholders' Representative
                is required by the terms of the Escrow Agreement to determine the occurrence of any event or contingency, the Stockholders' Representative shall, in making such determination, be liable to the Stockholders only for its proven bad faith as determined in light of all the circumstances, including the time and facilities available to it in the ordinary conduct of business. In determining the occurrence of any such event or contingency, the Stockholders' Representative may request from any of the Stockholders such reasonable additional evidence as the Stockholders' Representative in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any of the Stockholders, and the Stockholders' Representative shall not be liable to any Stockholder for any damages resulting from its delay in acting hereunder pending its receipt and examination of additional evidence requested by it.

                    (viii) Orders. The Stockholders' Representative is
                authorized, in its sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund. If any portion of the Escrow Fund is disbursed to the Stockholders' Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Stockholders' Representative is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the


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

                need for appeal or other action; and if the Stockholders' Representative complies with any such order, writ, judgment or decree, it shall not be liable to any Stockholder by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

                      (ix) Successor Stockholders' Representative. The
                Stockholders' Representative shall have the right at any time during the term of the Escrow Agreement to appoint a successor Stockholders' Representative; provided, however, that such appointment of a successor Stockholders' Representative shall not be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by the Stockholders' Representative with respect to such appointment, together with an acknowledgment signed by the successor Stockholders' Representative appointed in such writing that he or she accepts the responsibility of successor Stockholders' Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders' Representative. Each successor Stockholders' Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders' Representative, and the term "Stockholders' Representative" as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Stockholders' Representative.

                      (x) Expenses of the Stockholders' Representative. The Stockholders' Representative shall be entitled to withdraw cash amounts held in the Representative Expense Fund in reimbursement for out of pocket fees and expenses (including legal, accounting and other advisors' fees and expenses, if applicable) incurred by the Stockholders' Representative in performing under this Agreement and the Escrow Agreement. Any and all amounts in the Representative Expense Fund shall otherwise remain in such fund until such time as the Stockholders' Representative shall direct the Escrow Agent to distribute any or all of such fund to the Stockholders based on each Stockholder's Sharing Percentage.

                      (xi) Actions of Stockholders' Representative. Any
                action taken by the Stockholders' Representative pursuant to the authority granted in this ss.10(g) shall be effective and absolutely binding on each Stockholder notwithstanding any contrary action of, or direction from, any Stockholder, except for actions taken by the Stockholders' Representative which are in bad faith.

                     (xii) Binding Appointment. The provisions of this
                Agreement, including without limitation ss.10 hereof, shall be binding upon each Stockholder and the executors, heirs, legal representatives and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the Stockholders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.


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          11.     Termination.

                 (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                      (i) Parent and the Company may terminate this
                Agreement by mutual written consent at any time prior to the Effective Time;

                      (ii) Parent may terminate this Agreement by giving
                written notice to the Company at any time prior to the Effective Time (A) in the event the Company has breached any representation, warranty, or covenant contained in this Agreement such that the condition to Closing set forth in ss.9(a)(i) or (ii) shall not be satisfied, Parent has notified the Company of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Merger shall not have occurred on or before February 5, 2005, by reason of the failure of any condition precedent under ss.9(a) hereof (unless the failure results primarily from Parent or Merger Sub breaching any representation, warranty, or covenant contained in this Agreement); provided, however, that Parent or the Company shall be entitled to extend such date to May 5, 2005, by written notice delivered to the other, if the condition precedent set forth in ss.9(a)(xi) and ss.9(b)(v), and only such condition (other than conditions that by their express terms are not capable of being satisfied until the Closing Date or that involve the receipt of certificates), has not been satisfied by February 5, 2005;

                     (iii) the Company may terminate this Agreement by
                giving written notice to Parent at any time prior to the Effective Time (A) in the event Parent or Merger Sub have breached any representation, warranty, or covenant contained in this Agreement such that the condition set forth in ss.9(b)(i) or (ii) shall not be satisfied, the Company has notified Parent of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Merger shall not have occurred on or before February 5, 2005, by reason of the failure of any condition precedent under ss.9(b) hereof (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement); provided, however, that Parent or the Company shall be entitled to extend such date to May 5, 2005, by written notice delivered to the other, if the condition precedent set forth in ss.9(a)(xi) and ss.9(b)(v), and only such condition (other than conditions that by their express terms are not capable of being satisfied until the Closing Date or that involve the receipt of certificates), has not been satisfied by February 5, 2005;

                      (iv) Parent may terminate this Agreement by giving
                written notice to the Company at any time prior to the Effective Time if the Board of Directors of the Company shall have undertaken any of the actions set forth in clauses (A),
                (B) or (C) of ss.8(i)(ii) hereof; or

                      (v) the Company may terminate this Agreement by giving
                written notice to Parent at any time prior to the Effective Time if the Board of Directors of the Company shall have


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

                undertaken any of the actions set forth in clauses (A), (B) or
                (C) of ss.8(i)(ii) hereof; provided that (A) the Company has complied with the notice provisions set forth in ss.8(i)(i) and the first proviso of ss.8(i)(ii) and (B) during the three Business Day period required under ss.8(i)(ii), Parent has not submitted a binding written offer that the Board of Directors of the Company has determined in good faith judgment to be at least as favorable to the Stockholders as the Superior Proposal.

                (b)   Certain Fees.

                      (i) The Company shall pay to Parent $18,000,000 in cash (A) within two Business Days after the termination of this Agreement, if terminated by Parent in accordance with ss.11(a)(iv) or (B) without duplication, concurrently with the termination of this Agreement, if terminated by the Company in accordance with ss.11(a)(v).

                      (ii) If this Agreement is terminated by Parent in
                accordance with ss.11(a)(iv) or by the Company in accordance with ss.11(a)(v) and if the Company and/or any Seller enters into a definitive agreement for or consummates a Purchase Proposal within twelve months after the termination of this Agreement, then within two Business Days after the consummation of such Purchase Proposal, each Seller participating in such Purchase Proposal shall pay to Parent fifty percent (50%) of the product of (A) the amount by which the Purchase Proposal Consideration received by such Seller exceeds the Per Share Purchase Price multiplied by (B) the number of shares of Company Common Stock sold by such Seller in such transaction or, in the event shares of Company Stock are not sold in such transaction, the value received by such Seller when it thereafter sells such shares, calculated on a per share basis, with payment to be made within two Business Days after such sale.

                     (iii) The Company, Sellers and Parent acknowledge that
                the agreements contained in this ss.11(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the Company, Sellers or Parent would enter into this Agreement. Accordingly, if the Company or Sellers fail promptly to pay any amount due to Parent pursuant to this ss.11(b), and in order to obtain such payment, Parent commences a suit which results in a judgment against the Company or Sellers for the fees and expenses in this ss.11(b), the Company or Sellers (as the case may be) shall pay to Parent its costs and expenses (including reasonable attorney's fees and expenses) incurred in connection with such suit, together with interest on the aggregate amount of the fees and expenses at a rate equal to the prime rate reported in the Wall Street Journal on the date such payment was required to be made plus two percent; it being understood that each Seller shall be liable only for its pro rata portion of such costs and expenses and interest (if any) based on the number of shares of Company Common Stock such Seller owned as compared to the shares of Company Common Stock owned by all Sellers.


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


                 (c) Effect of Termination. If any Party terminates this Agreement pursuant to ss.11(a) above, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and of no effect, and all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach) and except that ss.ss.8(e)(ii), 11(b), 12(c), 12(g), 12(h), 12(i), 12(j), 12(k), 12(l), 12(m), 12(n), 12(o),
12(p) and 12(r) shall continue in full force and effect.

          12.     Miscellaneous.

                 (a) Press Releases and Public Announcements. Parent, the Stockholders' Representative and the Company shall mutually agree upon the timing and content of any public statements with respect to the Merger and any communications with third parties, except that any Party may make any public disclosure that, upon advice of counsel, is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party shall use its commercially reasonable efforts to consult with the other Parties prior to making the disclosure and to agree on the nature, extent and form of such disclosure).

                 (b) No Third-Party Beneficiaries. Except as provided in ss.8(k) (Indemnification of Directors and Officers; Insurance), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                 (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                 (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Effective Time, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder (whether by operation of law or otherwise) without the prior written approval of Parent and the Company; provided, however, that Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Parent nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) pledge or collaterally assign any or all of its rights and interests hereunder to its lenders, but any such assignment, delegation or pledge permitted by clause (i), (ii) or (iii) shall not relieve Parent or Merger Sub of any of their obligations hereunder. Following the Effective Time, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent and the Stockholders' Representative.

                 (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


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


                 (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                 (g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall specify the section of this Agreement pursuant to which it is given or being made. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) on the date delivered if delivered by facsimile or in person, (ii) on the day after it is delivered, prepaid, to a nationally recognized overnight courier delivery service that confirms to the sender delivery on such date or (iii) on the fifth Business Day after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Parent:

                               KU Education LLC
                               1250 Fourth Street
                               Santa Monica, CA 90401
                               Attn:  Thomas A. Heymann, Chief Executive Officer
                               Fax: (310) 570-4555

         Copy to:

                               Maron & Sandler
                               1250 Fourth Street, Suite 550
                               Santa Monica, CA 90401
                               Attn:  David Kyman
                               Fax: (310) 570-4901


         If to the Merger Sub:

                               KUE Merger Sub Inc.
                               1250 Fourth Street
                               Santa Monica, CA 90401
                               Attn:  Thomas A. Heymann, Chief Executive Officer
                               Fax: (310) 570-4555

         Copy to:

                               Maron & Sandler
                               1250 Fourth Street, Suite 550
                               Santa Monica, CA 90401
                               Attn:  David Kyman
                               Fax: (310) 570-4901

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



         If to the Company:

                               KinderCare Learning Centers, Inc.
                               650 N.E. Holladay Street, Suite 400
                               Portland, Oregon 97232
                               Attn:  Eva M. Kripalani,
                                      Senior Vice President, General
                                      Counsel and Secretary
                               Fax:  (503) 872-1391

         Copy to:

                               Simpson Thacher & Bartlett LLP
                               425 Lexington Avenue
                               New York, NY 10017
                               Attn: David J. Sorkin and Peter S. Malloy
                               Fax: (212) 455-2502

         If to KKR:

                               c/o Kohlberg Kravis Roberts & Co. L.P.
                               9 West 57th Street
                               New York, New York 10019
                               Attn:  Bill Janetschek
                               Fax:  (212) 750-0003

         Copy to:

                               Simpson Thacher & Bartlett LLP
                               425 Lexington Avenue
                               New York, NY 10017
                               Attn: David J. Sorkin and Peter S. Malloy
                               Fax: (212) 455-2502

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

         If to TCW:

                               TCW Special Credits Funds V - The Principal Fund c/o Oaktree Capital Management LLC
                               333 South Grand Avenue, 28th Floor
                               Los Angeles, California 90071
                               Attn:  Richard Goldstein
                               Fax:  (213) 530-6394

         Copy to:

                               Skadden, Arps, Slate, Meagher & Flom LLP
                               300 South Grand Avenue, Suite 3400
                               Los Angeles, CA 90071
                               Attn:  Jeffrey Cohen
                               Fax:  (213) 687-5600

         If to Individual:

                               David J. Johnson
                               c/o KinderCare Learning Centers, Inc.
                               650 N.E. Holladay Street, Suite 400
                               Portland, Oregon 97232
                               Fax: (503) 872-1391


         Copy to:

                               Simpson Thacher & Bartlett LLP
                               425 Lexington Avenue
                               New York, NY 10017
                               Attn: David J. Sorkin and Peter S. Malloy
                               Fax: (212) 455-2502


                 Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it is confirmed to have been received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                 (h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.


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

                 (i) Amendments and Waivers. No amendment, modification or supplement of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent and the Company and if the Closing has occurred, the Stockholders' Representative. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect the right to enforce the same.

                 (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

                 (k) Expenses. Except for filing fees under the Hart-Scott-Rodino Act and Transfer Taxes (the "Excluded Expenses"), all of which will be borne by Parent, each of Parent, Merger Sub and the Sellers shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Company shall bear its own costs and expenses (including legal fees and expenses and all expenses incurred by it in connection with ss.8(b)(iv) of this Agreement, other than the Excluded Expenses) incurred in connection with (i) this Agreement, (ii) the transactions contemplated hereby, and (iii) the preparation and filing of, and transactions contemplated by, that certain Registration Statement on Form S-1 (Registration No. 333-114693) filed with the SEC on April 21, 2004, as amended to date, and that certain Registration Statement on Form S-4 (Registration No. 333-114701) filed with the SEC on April 22, 2004, as amended to date; provided, however, if immediately prior to the Effective Time, as certified by the Company, the estimated amount of such Company costs and expenses exceeds $3,500,000, then such excess amount (the "Excess Expenses") shall be deducted pursuant to ss.3(a)(i)(A) on a pro rata basis from the Merger Consideration and Stock Sale Purchase Price paid in respect of each share of Company Common Stock and the Option Payment paid in respect of each Company Option in accordance with ss.2 and ss.4. In addition, (A) if the estimated amount of such Company costs and expenses was less than or equal to $3,500,000 and if following the Effective Time such actual costs and expenses exceed $3,500,000, then the Sellers agree on a several and not joint basis pro rata according to each Seller's percentage of the total Purchase Price, Merger Consideration and Option Payment received by all of the Sellers to indemnify Parent for such excess amount in accordance with and subject to ss.10(b)(iv) and (B) if the amount of such Company costs and expenses as estimated and certified by the Company was greater than $3,500,000 and if following the Effective Time such actual Company costs and expenses exceed the amount so estimated and certified, then the Sellers agree on a several and not joint basis pro rata according to each

Seller's percentage of the total Purchase Price, Merger Consideration and Option Payment received by all of the Sellers to indemnify Parent for such excess amount in accordance with and subject to ss.10(b)(iv).

                 (l) Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent, and the Company, the Sellers and Parent shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws. For purposes of this Agreement, "Transfer Taxes" shall mean transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer taxes).

                 (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                 (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Each of the Company Disclosure Schedule and the Seller Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs to which the information relates. The description or listing of a matter, event or thing within either disclosure schedule (whether in response for a description or listing of material items or otherwise) shall not be deemed an admission or acknowledgment that such matter, event or thing is "material" for purposes of this Agreement.
Disclosure of any fact or item pursuant to any section of either disclosure schedule shall be deemed to have been disclosed for the purpose of all other sections of such disclosure schedule where its relevance or applicability is reasonably apparent. Disclosure of any fact or item pursuant to any Company
SEC Filing shall be deemed to have been disclosed for all purposes of this Agreement. Matters reflected on either disclosure schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on such disclosure schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

                 (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in ss.12(p), in addition (subject to ss.10(e)) to any other remedy to which they may be entitled, at law or in equity.


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


                 (p)  Jurisdiction; Attorneys' Fees; Waiver of Jury Trial.

                      (i) Each of the parties hereto hereby irrevocably and
                unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, with respect to any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including tort and contract claims, and claims upon any law, statute, order or regulation) (hereinafter "Transaction Claims") arising out of, in connection with or in relation to (i) the interpretation, performance or breach of this Agreement or
                (ii) any relationship before, at the time of entering into, during the term of or upon or after expiration or termination of this Agreement, between the parties hereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any Transaction Claims except in such courts, (B) agrees that any Transaction Claims may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Transaction Claims in any such Delaware State or Federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Transaction Claims in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such Transaction Claims shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in ss.12(g). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                      (ii) The Parties hereto agree that the prevailing
                party in any such Transaction Claims shall be entitled to recover its costs and expenses, including reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

                      (iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY
                CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH

                WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

                 (q) Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon any date which is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

                 (r) Parent Guarantee of Merger Sub Obligations. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Sellers the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this ss.12(r).



                                     *****

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                KU EDUCATION LLC

                                   /s/ Thomas A. Heymann
                                By:------------------------------------
                                Name:  Thomas A. Heymann
                                Title: Chief Executive Officer



                                KUE MERGER SUB INC.

                                   /s/ Thomas A. Heymann
                                By:------------------------------------
                                Name:  Thomas A. Heymann
                                Title: Chief Executive Officer

                                KINDERCARE LEARNING CENTERS, INC.


                                   /s/ David J. Johnson
                                By:------------------------------------
                                Name:  David J. Johnson
                                Title: Chief Executive Officer and Chairman of
                                       the Board of Directors

                                KLC ASSOCIATES, L.P.

                                By:    KKR ASSOCIATES (KLC) L.P.,
                                       its General Partner

                                By:    KKR-KLC L.L.C.
                                       its General Partner

                                   /s/ Michael W. Michelson
                                By:-----------------------------------
                                Name:  Michael W. Michelson
                                Title: Member





                                KKR PARTNERS II, L.P.

                                By:    KKR ASSOCIATES L.P.
                                       its General Partner

                                   /s/ Michael W. Michelson
                                By:------------------------------------
                                Name:  Michael W. Michelson
                                Title: Member

                                TCW SPECIAL CREDITS FUND V - THE
                                PRINCIPAL FUND

                                By:    TCW Asset Management Company,
                                       its General Partner

                                   /s/ Stephen A. Kaplan
                                By:------------------------------------
                                Name:  Stephen A. Kaplan
                                Title: Authorized Signatory

                                   /s/ Richard J. Goldstein
                                By:------------------------------------
                                Name:  Richard J. Goldstein
                                Title: Authorized Signatory

                                DAVID J. JOHNSON

                                   /s/ David J. Johnson
                                By:------------------------------------